UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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Tejon Ranch Co.

(Name of Registrant as Specified in Its Charter)

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Post Office Box 1000

Tejon Ranch, California 93243

March 30, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. (“Company”) on Wednesday, May 6, 2015, at 9:30 A.M., Pacific Time, at the Balboa Bay Resort, 1221 West Coast Highway, Newport Beach, California, 92663. Your Board of Directors and management look forward to greeting those stockholders who are able to attend. If you are planning to attend the meeting in person you will need to present proof that you own shares of the Company.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please vote on the enclosed proxy at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Gregory S. Bielli,

President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

May 6, 2015

The Annual Meeting of Stockholders of Tejon Ranch Co. (the “Company” or “Tejon” or referred to as “we”, “us”, “our” or words of similar import in this Proxy Statement) will be held at the Balboa Bay Resort, 1221 West Coast Highway, Newport Beach, California, 92663 on Wednesday, May 6, 2015, at 9:30 A.M., Pacific Time, for the following purposes:

1.	To elect the four directors named in this Proxy Statement.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015.

3.	To seek an advisory vote to approve named executive officers compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The nominees of the Board of Directors of the Company for election at the meeting are Anthony L. Leggio, Geoffrey L. Stack, Frederick C. Tuomi, and Michael H. Winer.

The Board of Directors of the Company recommends that you vote “FOR” the election of each of the nominees and “FOR” the approval of each of the other proposals outlined in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on March 11, 2015, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Your attention is invited to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy card, for which a return envelope is provided, or vote your proxy by phone or the internet, the instructions for which are provided on the enclosed proxy card.

Please note that if your shares are held by a broker, bank or other holder of record, your broker, bank or other holder of record will NOT be able to vote your shares with respect to Proposal 1 or Proposal 3 unless you provide them with directions on how to vote. We strongly encourage you to return the voting instruction form provided by your broker, bank or other holder of record or utilize your broker’s telephone or internet voting if available and exercise your right to vote as a stockholder.

For the Board of Directors,

NORMAN J. METCALFE, Chairman of the Board

ALLEN E. LYDA, Chief Financial Officer, Assistant Secretary

Tejon Ranch, California

March 30, 2015

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE YOUR PROXY BY PHONE OR THE INTERNET. PLEASE VOTE YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

TEJON RANCH CO.

Post Office Box 1000

Tejon Ranch, California 93243

PROXY STATEMENT

Annual Meeting of Stockholders

May 6, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 6, 2015

The Proxy Statement and accompanying Annual Report to Stockholders are available at www.tejonranch.com or at http://www.materials.proxyvote.com/879080

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 6, 2015 (the “2015 Annual Meeting”).

It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about March 31, 2015.

SOLICITATION OF PROXIES

At the meeting, the stockholders of the Company will be asked to vote on the following matters: (1) the election of the four directors named in this Proxy Statement, (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015, (3) an advisory vote to approve executive compensation, and (4) such other business as may properly come before the meeting. The Company’s Board of Directors (the “Board”) is asking for your proxy for use at the 2015 Annual Meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The costs for this proxy solicitation will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange.

RECORD DATE AND VOTING

General Information

Holders of shares of the Company’s Common Stock, par value $0.50 (the “Common Stock”) of record at the close of business on March 11, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 20,645,547 shares of Common Stock outstanding on the Record Date. A stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Company’s Secretary a written notice of revocation or by submitting a later-dated proxy via the Internet, by telephone, or by mail. Unless a proxy is revoked, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted “for” the nominees of the Board and “for” Proposals 2 and 3. If you hold shares in a stock brokerage account or by a bank or other holder of record, you must follow the instructions of your broker, bank or other holder of record to change or revoke your voting instructions.

Broker Non-Votes

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank or other holder of record how to vote your shares. If you do not provide instructions, your broker, bank or other holder of record will not have the discretion to vote with respect to certain matters and your shares will constitute “broker non-votes” with respect to those matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Specifically, your broker, bank or other holder of record will not have the discretion to vote with respect to Proposal 1 and Proposal 3, but will have discretion to vote on Proposal 2. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

Quorum

The holders of record of a majority of the Common Stock entitled to vote at the 2015 Annual Meeting must be present at the 2015 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the 2015 Annual Meeting. Shares of Common Stock with respect to which the holders are present in person at the 2015 Annual Meeting but not voting, and shares of Common Stock for which we have received proxies but with respect to which the holders of the shares have abstained, will be counted as present at the 2015 Annual Meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists. Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum.

Voting Requirements

For Proposal 1 (election of directors), the four (4) candidates receiving the highest number of affirmative votes at the 2015 Annual Meeting (also referred to as a plurality) will be elected as directors. Stockholders will be able to cumulate their vote in the election of directors. Cumulative voting means that each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. To exercise the right to cumulate votes, a stockholder must provide written instructions on the proxy card how the stockholder wishes to have his or her votes distributed. Abstentions and broker non-votes will not be counted as participating in the voting, and will therefore have no effect for purposes of Proposal 1.

Approval of Proposal 2 (the ratification of Ernst & Young LLP as our independent registered public accounting firm) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2015 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 2.

Approval of Proposal 3 (advisory approval vote on executive compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2015 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 3. Broker non-votes will not be counted as participating in the voting and will therefore have no effect on the outcome of the vote.

Pursuant to Delaware corporate law, the actions contemplated to be taken at the 2015 Annual Meeting do not create appraisal or dissenters rights.

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board currently consists of eleven directors divided into three classes based upon when their terms expire. The terms of four directors (Class I) will expire at the 2015 Annual Meeting, the terms of three directors (Class II) will expire at the 2016 Annual Meeting, and the terms of four directors (Class III) will expire at the 2017 Annual Meeting. The regular term of each director expires at the third Annual Meeting following the Annual Meeting at which that director was elected, so that each director serves a three-year term, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

The nominees of the Board for election at the 2015 Annual Meeting to serve as Class I directors are Anthony L. Leggio, Geoffrey L. Stack, Frederick C. Tuomi, and Michael H. Winer, all of whom are presently directors.

Nominations of persons for election to the Board by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company pursuant to the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2016 Annual Meeting” for additional information on the procedure for stockholder nominations.

Except as noted below, each proxy solicited by and on behalf of the Board will be voted “FOR” the election of the nominees named above (unless such authority is withheld as provided in the proxy), and unless otherwise instructed, one-quarter of the votes to which the stockholder is entitled will be cast for each of the nominees. All of the nominees of the Board have consented to being named in this proxy statement and to serve if elected. In the event any one or more of the nominees shall become unable to serve or for good cause refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2015 Annual Meeting are nominated as candidates for director by persons other than the Board, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board and in such order of preference as the proxy holders may determine in their discretion.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2014 and 2013 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Ernst & Young LLP are expected to be present at the 2015 Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Stockholder Ratification of the Appointment of Independent Registered Public Accountant.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation, bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event stockholders do not ratify the appointment of Ernst & Young LLP, the appointment may be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2014 and was selected by the Audit Committee to serve in that capacity for the fiscal year 2015

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2014 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2014 were $504,429. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2013 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2013 were $517,334.

Audit-Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions (collectively, the “Audit-Related Fees”), for the year ended December 31, 2014 were $2,000. The Audit-Related Fees billed by Ernst & Young LLP for the year ended December 31, 2013 were $12,360.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2014 were $101,070. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2013 were $85,544. All fees billed for both 2014 and 2013 were solely related to compliance and planning services for tax return preparation.

All Other Fees. Ernst & Young LLP did not bill for any services other than those listed above for the years ended December 31, 2014 or December 31, 2013.

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s outside auditor. To fulfill this requirement, Ernst & Young LLP provides a proposal to the Audit Committee for all services it proposes to provide, and the Audit Committee then takes such action on the proposal, as it deems advisable. During the years ending December 31, 2014 and 2013, 100% of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

PROPOSAL 3

ADVISORY APPROVAL VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, we are asking stockholders to approve on an advisory basis the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement on pages 16 to 42.

The Board recommends a vote FOR this proposal because it believes that our compensation policies and practices are effective in achieving the Company’s goals of rewarding financial and operating performance, aligning the executives’ long-term interests with those of our stockholders and motivating the executives to remain with the Company.

Our executive compensation programs have a number of features designed to promote these objectives. In determining 2014 compensation for our named executive officers, or NEOs, the Compensation Committee evaluated the success in meeting defined cash and segment profit goals as well as the achievement of short-term goals that set the stage for the achievement of performance milestone goals.

The advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board of Directors. Although the voting results are not binding, the Board will review and consider them when evaluating our executive compensation program.

The Board’s policy going forward is to hold an advisory vote on executive compensation every year, and accordingly, we expect that, after the 2015 Annual Meeting, the next advisory vote on the compensation of our named executive officers will take place at our 2016 Annual Meeting.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED ON PAGES 16 TO 42 IN THE PROXY STATEMENT.

THE BOARD OF DIRECTORS

Consideration of Director Nominees

The Board believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes that there are certain attributes each individual director should possess, as discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating Committee is responsible for selecting nominees for election to the Board. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials, attributes, and other factors (as described in greater detail in the Company’s Corporate Governance Guidelines), but does not have any specific minimum qualifications that must be met by a nominee. However, the Nominating Committee seeks as directors individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business and diverse experience with the key business, financial and other challenges that the Company faces. In addition, in considering the nomination of existing directors, the Nominating Committee takes into consideration (i) each director’s contribution to the Board; (ii) any material change in the director’s employment or responsibilities with any other organization; (iii) the director’s ability to attend meetings and fully participate in the activities of the Board and the committees of the Board on which the director serves; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board; and (v) the director’s age and length of service on the Board.

Because the Nominating Committee recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board, as part of its evaluation of each candidate, the Nominating Committee takes into account how each candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates. The Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board, which as discussed below is one of the committee’s responsibilities.

Based on the parameters described above, the Board has determined that the directors standing for reelection and the remaining members of the Board have the qualifications, experience, and attributes appropriate for a director of the Company. As reflected below, each director has a varied background in the real estate industry, finance, and/or agriculture. These are all areas that are integral to the strategy, operations and successful oversight of the Company.

Board Composition and Leadership Structure

The Board is grouped into three classes: (1) Class I Directors, whose terms will expire at the 2015 Annual Meeting, (2) Class II Directors, whose terms will expire at the 2016 Annual Meeting, and (3) Class III Directors, whose terms will expire at the 2017 Annual Meeting. The Board currently consists of eleven directors. The Board’s leadership is structured so that there is a separate Chairman of the Board and Chief Executive Officer. The Chairman of the Board is also an independent director. The Board believes that this structure is appropriate for our Company and our shareholders at this time because it provides an additional layer of oversight to management and management’s activities and allows the Board to act independent of management.

Director Qualifications and Biographical Information

The Nominating Committee considered the character, experience, qualifications and skills of each director, including the current director nominees, when determining whether each should serve as a director of the Company. In keeping with its stated criteria for director nominees described in the section entitled

“Consideration of Director Nominees” above, the Nominating Committee determined that each director, including the current director nominees, has substantial management experience, exhibits the highest personal values, judgment and integrity, and possesses an understanding of the environment in which the Company does business and diverse experience with the key business, financial and other challenges that the Company faces. Each director is or has been a leader in his respective field and brings diverse talents and perspectives to the Board. The Nominating Committee also considered the experience and qualifications outlined below in the biographical information for each director, including each director nominee, as well as other public company board service.

The Nominating Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Nominating Committee believes that nominees with business and strategic management experience gained from service as a chief executive officer or similar position is a critical leadership component to Board service. The Nominating Committee also seeks nominees with backgrounds in finance, banking, economics, and the securities and financial markets, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Nominating Committee emphasizes familiarity with the real estate and agricultural industries, and considers customer perspectives to be important when evaluating director nominees. Although the directors listed below each possess a number of these attributes, the Nominating and Corporate Governance Committee considered the specific areas noted below for each director when determining which of the director’s qualifications best suited the needs of the Company and qualify them to serve as a director of the Company.

The following table sets forth information regarding the nominees for Class I Directors and also regarding the Class II Directors and the Class III Directors.

Nominees for Class I Directors Whose Terms Expire in 2015 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Anthony L. Leggio	2012	63

Mr. Leggio has been President of Bolthouse Properties, LLC, a commercial and residential real estate development firm, since January 2006. Prior to serving at Bolthouse Properties, LLC, Mr. Leggio served as Vice President and General Counsel of Wm Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was Managing Partner of the law firm of Clifford and Brown for nearly 25 years. Mr. Leggio has served as a director of Valley Republic Bank since 2008, Three Way Chevrolet Company since 2000, H.F. Cox Trucking since 1993, Mark Christopher Chevrolet since 2001, and W.B. Camp Companies since 2009. Mr. Leggio received his B.S. degree from University of the Pacific and his J.D. from University of the Pacific, McGeorge School of Law. Our Board believes Mr. Leggio’s real estate development and agricultural experience, his tenure as CEO of a real estate development company and his legal experience make him well qualified to serve as a director.

Geoffrey L. Stack	1998	71

Mr. Stack has been the managing director of the Sares-Regis Group, a commercial and residential real estate development and management firm, since 1993. Mr. Stack is responsible for all residential operations of Sares-Regis including development, acquisitions, finance, and management activities. Mr. Stack graduated from Georgetown University and received a M.B.A. in Real Estate Finance at the Wharton School, University of Pennsylvania. Our Board believes Mr. Stack’s real estate development experience and his experience as the managing director of a real estate company make him well qualified to serve as a director.

Nominees for Class I Directors Whose Terms Expire in 2015 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Frederick C. Tuomi	2014	60

Mr. Tuomi has been Chief Operating Officer for Colony American Homes, Inc., Scottsdale, AZ since July of 2013. In that capacity, he is responsible for the company’s operations including construction, renovation, marketing, leasing, property management, asset management, human resources, and information technology. Mr. Tuomi also served as Executive Vice President and President, Property Management for Equity Residential, a multi-family REIT from January 1994 through June 2013. He led the development of Equity Residential’s Property Management Group through years of rapid growth and expansion to become the nation’s largest apartment REIT. Mr. Tuomi received B.A. and M.B.A. degrees from Georgia State University. Our Board believes that Mr. Tuomi’s background and experience make him very qualified to serve as a director.

Michael H. Winer	2001	59

Mr. Winer has been employed by Third Avenue Management LLC (or its predecessor) since May 1994. He is a senior member of the investment team. Mr. Winer has managed the Third Avenue Real Estate Value Fund since its inception in September 1998. Mr. Winer has served as a director of Newhall Holding Company LLC since 2009 and as a director of 26900 Newport Inc. since 1998. He retired as a director of Real Mortgage Systems Inc. in November 2009. Mr. Winer received a B.S. degree in accounting from San Diego State University and was formerly a certified public accountant in California. Our Board believes that Mr. Winer’s investment industry background and specifically his experience with real estate investing make him very qualified to serve as a director on our Board.

Class II Directors Whose Terms Expire in 2016 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Robert A. Alter	2014	64

Mr. Alter is currently President of Seaview Investors, LLC, Newport Beach, CA, and has held that position since 2007. He is the Chairman Emeritus and Founder of Sunstone Hotel Investors (NYSE: SHO), where he served as CEO of the company (or its predecessor) from 1985 to 2007 after which he became Executive Chairman and remained on the board until 2012. He is one of the premier hotel investment and management executives in the hospitality industry. During the 22-year period of Mr. Alter’s position as CEO, Sunstone acquired 125 hotel properties with over 20,000 guest rooms. Mr. Alter received a B.S. in Hotel Administration from Cornell University School of Hotel Administration. Our Board believes that Mr. Alter’s hospitality background makes him very qualified to serve as a director.

Robert A. Stine	1996	68

Mr. Stine served as the President and Chief Executive Officer of Tejon Ranch Co. from May 1996 until December 2013. Mr. Stine has served as a director of Pacific Western Bancorp since 1996 and as a director of Valley Republic Bank since 2008. Mr. Stine also formerly served as a director of The Bakersfield Californian from 1999 until 2009. Mr. Stine received a B.S. from St. Lawrence University and a M.B.A. from the Wharton School of Business, University of Pennsylvania. Our Board believes Mr. Stine’s extensive real estate development background and his strategic and operational insight from managing the Company make him well qualified to serve as a director.

Class II Directors Whose Terms Expire in 2016 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Daniel R. Tisch	2012	64

Mr. Tisch has been the managing member of TowerView LLC, an investment fund of the Tisch Family, since 2001. Since January 2012, Mr. Tisch has also served as a director of Vornado Realty Trust. Mr. Tisch graduated from Brown University and has over 39 years of investing experience. Mr. Tisch worked for major Wall Street firms from 1973-1989 and since then has been managing investment partnerships. Our Board believes that Mr. Tisch’s investment industry background and his experience in capital raising and risk management make him well qualified to serve as a director.

Class III Directors Whose Terms Expire in 2017 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Steven A. Betts	2014	57

Mr. Betts is President for Chanen Development Company, an affiliate of the award-winning, full-service construction organization, Chanen Construction, headquartered in Phoenix and operating throughout the U.S. He has served as President since November 2014. He also served as the Chief Executive Officer of PhoenixMart, a 1.7 million square foot multi-category, manufacturer product-sourcing center from June 2013 to October 2013 and served as the Senior Vice President and Managing Director of Assets for the ASU Foundation from March 2012 through May 2013. Previous to these endeavors, Mr. Betts was President and CEO of SunCor Development Company from 2005 to 2010, a half-billion dollar plus asset base subsidiary of the publicly traded Pinnacle West Capital Corporation. SunCor is a developer of master planned communities throughout the Mountainwest and large-scale commercial projects in Metropolitan Phoenix. Mr. Betts holds numerous board and committee posts, including Chairman of the Interstate 11 Coalition, and Chairman of the Urban Land Institute-Arizona District Council Governance Committee. Mr. Betts received his law degree with honors from DePaul University and a B.A. with honors from Augustana College. Our Board believes that Mr. Betts’ master planned community background makes him very qualified to serve as a director.

Gregory S. Bielli	2013	54

Mr. Bielli has served as President and Chief Executive Officer of Tejon Ranch since December 2013. Prior to this position, Mr. Bielli served as the Chief Operating Officer for the Company since September 2013. Mr. Bielli has nearly 25 years experience in real estate, land acquisition, development and financing. He comes to Tejon Ranch most recently from Newland Communities, one of the country’s largest and most successful master planned community developers. Mr. Bielli served as President of Newland’s Western Region from 2006 until September 2013. Mr. Bielli earned a bachelor’s degree in Political Science from the University of Arizona in 1983. Our Board believes Mr. Bielli’s experience in real estate operations, specifically master planned communities and his position as CEO of the Company, make him well qualified to serve as director.

Class III Directors Whose Terms Expire in 2017 and Principal Occupation, Employment, or Directorships	First Became Director	Age
John L. Goolsby	1999	73

Mr. Goolsby served as President and Chief Executive Officer of the Howard Hughes Corporation from 1988 until his retirement in 1998. Howard Hughes Corporation is a real estate investment and development company that successfully developed several large-scale real estate projects in Nevada and California, the largest being the Summerlin community in Las Vegas, Nevada. Mr. Goolsby served as a director of Thomas Properties Group Inc. from 2006 until 2013. Mr. Goolsby formerly served as a director of America West Airlines from 1994 until 2005 and Sierra Pacific Corporation and its predecessor, Nevada Power Company, from 1989 until 2001. He served as a Trustee of The Donald W. Reynolds Foundation from 1994 until 2005. Mr. Goolsby received a B.B.A. from the University of Texas at Arlington and is a certified public accountant. Our Board believes Mr. Goolsby’s extensive real estate experience and his experience as a chief executive officer of a major real estate land and development company make him well qualified to serve as director.

Norman J. Metcalfe	1998	72

Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Mr. Metcalfe retired from the Irvine Company in 1998. Prior to the Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Homes). Mr. Metcalfe is currently a director of The Ryland Group, having served since 2000, and previously served as a director of Building Materials Holding Corp from 2005 until 2009. Mr. Metcalfe received a B.S. and a M.B.A. from the University of Washington. Our Board believes Mr. Metcalfe’s extensive financial experience, understanding of capital structure within the real estate industry, and experience in publicly held companies make him very qualified to serve as a director.

None of the corporations or organizations described above are subsidiaries, or other affiliates of the Company. There are no family relationships among any directors or executive officers of the Company.

Corporate Governance Matters

The Board has determined that all directors, except Mr. Bielli and Mr. Stine, are “independent” under the listing standards of the New York Stock Exchange (the “NYSE”) and the Company’s categorical criteria used to determine whether a director is independent (the “Independence Standards”). The Independence Standards are set forth in Attachment A to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), and a copy of the Independence Standards is attached as Appendix A to this Proxy Statement. Thus, the Board determined that the following directors are independent: Robert A. Alter, Steven A. Betts, John L. Goolsby, Anthony L. Leggio, Norman J. Metcalfe, Geoffrey L. Stack, Daniel R. Tisch, Frederick C. Tuomi, and Michael H. Winer.

Also, in making its independence determinations, the Board reviewed additional information provided by the directors and the Company with regard to any business or personal activities or associations as they may relate to the Company and the Company’s management. The Board considered this information in the context of the NYSE’s objective listing standards, the Independence Standards and, for directors serving on committees, the additional standards established for members of audit committees and compensation committees. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The Board’s independence determinations included a review of business dealings at companies where the directors serve as directors or outside consultants, all of which were ordinary course business transactions. The Board also performs a review of the Company’s charitable contributions to any organization where a director serves as an executive officer and found no contributions in excess of the Independence Standards.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. As Chairman of the Board, Mr. Metcalfe presides over these executive sessions.

During 2014, there were six meetings of the Board. During 2014 all directors attended 75% or more of the aggregate total of such meetings of the Board and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual stockholders meeting in person. All directors attended the 2014 Annual Meeting of the Company.

Committees of the Board

Standing committees of the Board include the Executive, Audit, Compensation, Investment Policy, Real Estate, and Nominating and Corporate Governance Committees. The current members of the standing committees are set forth below:

	Executive Committee	Audit Committee	Compensation Committee	Real Estate Committee	Nominating and Corporate Governance Committee	Investment Policy Committee
Robert A. Alter				X	X
Steven A. Betts			X (Chair)	X
Gregory S. Bielli	X
John L. Goolsby		X		X (Chair)
Anthony L. Leggio		X (Chair)	X
Norman J. Metcalfe	X (Chair)	X	X	X	X
Geoffrey L. Stack		X	X	X
Robert A. Stine				X
Daniel R. Tisch	X			X	X
Frederick C. Tuomi		X	X
Michael H. Winer	X			X	X (Chair)	X

During 2014, there were no meetings of the Executive Committee, seven of the Audit Committee, two of the Compensation Committee, two of the Real Estate Committee, one of the Nominating Committee, and no meetings of the Investment Policy Committee. The major functions of each of these committees, including their role in oversight of risks that could affect the Company, are described briefly below.

The Executive Committee

Except for certain powers that, under Delaware law, may be exercised only by the full Board, or which, under the rules of the Securities and Exchange Commission (the “SEC”) or the NYSE, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board in the management of the business and affairs of the Company.

The Audit Committee

The Audit Committee represents and assists the Board in fulfilling the Board’s oversight responsibility relating to (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee is directly responsible for the retention of the independent auditor and approves all audit and non-audit services the independent auditor performs. It also reviews and discusses the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports regularly to the full Board with respect to its activities. The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

The Board has determined that each member of the Audit Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards, and that each member of the Audit Committee is financially literate and meets the requirements for Audit Committee Membership set forth in Rule 10A-3 of the Exchange Act. The Board has further found that Mr. Leggio qualifies as an “audit committee financial expert” for the purposes of Item 407(d)(5) of Regulation S-K, and has “accounting or related financial management expertise” as described in the listing standards of the NYSE.

The Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and it assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. It also reviews and approves corporate goals and objectives relevant to the compensation of top managerial and executive officers, evaluates their performance in light of those goals and objectives, and makes recommendations regarding their compensation. It administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans and grants of awards thereunder. It also reviews and recommends to the Board the design of other benefit plans, employment agreements, and severance arrangements for top managerial and executive officers. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, reviews the results of this assessment, and also assesses the results of the Company’s most recent advisory vote on executive compensation. It approves, amends or modifies the terms of any compensation or benefit plan that does not require shareholder approval, if delegated to the Committee by the Board. It reviews and recommends changes for the compensation of directors, and it reviews succession plans relating to positions held by senior executive officers. It reports regularly to the Board with respect to its activities.

The Compensation Committee is governed by a written charter adopted and approved by the Board. The Compensation Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Compensation Committee is authorized to delegate to a subcommittee consisting of not less than two members of the Compensation Committee the responsibility to review specific issues, meet with management on behalf of the committee regarding such issues, and prepare recommendations or reports or review by the committee. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE for directors and compensation committee members and under the Company’s Independence Standards.

The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officers have any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company.

During 2013, the Compensation Committee engaged Poe Consulting to assist in the review of executive officer compensation. The decision to engage an outside compensation consultant was not recommended by management. Poe Consulting completed its 2013 engagement during March of 2014, and its fees were $55,000. Poe Consulting did not provide any other services to the Company in 2014. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Poe Consulting’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Poe Consulting; (ii) the amount of fees received from the Company by Poe Consulting, as a percentage of Poe Consulting’s total revenue; (iii) the policies and procedures of Poe Consulting that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Poe Consulting consultant with a member of the Compensation Committee; (v) any Company stock owned by the Poe Consulting consultants; and (vi) any business or personal relationship of the Poe Consulting consultant or Poe Consulting with any of the Company’s executive officers, and concluded that there are no such conflicts of interest.

The Real Estate Committee

The Real Estate Committee provides oversight, guidance and strategic input into management action plans for development and entitlement of Company land, and it provides a review function to management regarding major decision points within the Company’s development projects. It reviews and either approves or recommends to the Board appropriate action on significant proposed real estate transactions and development pro formas and budgets. The Real Estate Committee also provides oversight and guidance to the Company’s Chief Executive Officer with regard to recruitment and employment of senior real estate executives. It reports regularly to the full Board with respect to its meetings. The Real Estate Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

Investment Policy Committee

The Investment Policy Committee reviews policies and activities related to the investment of the Company’s cash assets and works in coordination with the Real Estate Committee. It receives and reviews policy and data regarding marketable security investments and recommends approval of the Company’s investment security policy to the Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Nominating Committee”) is charged with assessing existing directors to determine whether to recommend them for reelection to the Board, identifying and recruiting potential new directors, establishing a procedure for consideration of candidates for director positions recommended by stockholders, and recommending candidates to be nominated by the Board or elected by the Board as necessary to fill vacancies and newly created directorships. It also reviews and makes recommendations to the Board respecting the structure, composition and functioning of the Board and its committees, and it evaluates the Corporate Governance Guidelines and the Board’s performance.

The Board has determined that each member of the Nominating Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards. The Nominating Committee is governed by a written charter adopted and approved by the Board. The Nominating Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

The Nominating Committee is pleased to consider any properly submitted recommendations of director candidates from stockholders. Stockholders may recommend a candidate for consideration by the Nominating Committee by sending written notice addressed to the Nominating and Corporate Governance Committee Chair,

c/o Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. Stockholders may also nominate persons for election to the Board by providing timely notice in writing to the Secretary of the Company pursuant to the procedures set forth in the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2016 Annual Meeting” for additional information on the procedure for stockholder nominations.

The Nominating Committee has the authority under its charter to hire and pay a fee to outside counsel, experts or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors have been used to date and, accordingly, no fees have been paid to such advisors.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents (including Attachment A to the Corporate Governance Guidelines, which constitutes the Company’s Independence Standards) are available on the Company web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and are available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

Succession Planning

The Board, with the assistance of the Compensation Committee, oversees succession plans for the Chief Executive Officer and other senior executive officers. These plans relate both to succession in emergency situations and longer-term succession. As set forth in the Corporate Governance Guidelines and Compensation Committee Charter, the Compensation Committee reviews the Company’s succession planning for senior executive officers at least annually. The Chief Executive Officer also provides the Board with input regarding these matters.

Board’s Role in Risk Oversight

The full Board oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The full Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategic plan that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. The full Board assesses risk throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategic plan and the implementation of that plan, including financial, legal/compliance, operational/strategic and compensation risks. In addition to discussing risk with the full Board, the independent directors discuss risk management during executive sessions without management present.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s internal auditors. The Audit Committee also reviews potential violations of the Company’s Code of Ethics and related corporate policies. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking. Finally, the Nominating Committee manages risks associated with the independence of directors and Board nominees. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

The Compensation Committee has also reviewed the design and operation of the Company’s compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION & ANALYSIS

Our executive compensation program aligns with our strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives directly tied to the creation of stockholder value. The following is a discussion of our executive compensation philosophy, process and components, and compensation decisions made with respect to the following NEOs as listed in the 2014 Summary Compensation Table:

•	Gregory S. Bielli, Chief Executive Officer;

•	Allen E. Lyda, Chief Financial Officer;

•	Joseph E. Drew, Senior Vice President, Real Estate;

•	Dennis Atkinson, Senior Vice President, Agriculture;

•	Gregory Tobias, Vice President, General Counsel.

Executive Summary

Our Compensation Committee has developed and maintains a compensation program that is intended to reward performance, retain talent, and encourage actions that drive achievement of our business strategies.

Our executive compensation program features the following:

•	Total compensation that approximates the pay of similarly sized companies and is benchmarked against our peer group;

•	A mix of annual cash and long-term equity incentives that reward our NEOs for current performance and align their interests with long-term stockholder value creation;

•	An emphasis on long-term compensation opportunity that reflects the long-term horizon of our business plan and performance goals;

•	Long-term equity grants to encourage retention of our NEOs; and

•	Stock ownership requirements for directors and executive officers, and policies restricting hedging and pledging of Company shares.

2014 – Year in Review

For 2014, we had net income attributable to common stockholders of $5,655,000 compared to net income attributable to common stockholders of $4,165,000 for 2013. This improvement is driven by an increase in revenue, primarily from mineral resources revenue, as a result of 2014 water sales and improved equity in earnings of unconsolidated joint ventures of $1,288,000. These increases in revenue were partially offset by an increase in operating expenses of $4,964,000, which was largely driven by $4,523,000 in water cost of sales. During 2014, farming revenue declined due to lower quantities of orchard crops being sold, and revenues improved slightly in the commercial/industrial segment due primarily to the sale of a convenience store/gas station site and higher development fees. Equity in earnings of unconsolidated joint ventures improved primarily due to the earnings growth within the TA/Petro and Rockefeller joint ventures.

During 2014, three significant objectives were accomplished. First, the Company successfully guided the development of the Outlets at Tejon, which opened in August 2014 on time and within the construction budget. This development is part of a joint venture with the Rockefeller Development Group. Achievement of this goal was one of the short-term annual incentives objectives for 2014. Second, we received preliminary zoning for the Centennial project during the fourth quarter of 2014 when the Los Angeles County Board of Supervisors approved the Antelope Valley Area Plan, or AVAP. The AVAP is designed to guide future development and conservation in the region. We expect the Los Angeles County Counsel, per instruction from the Board of Supervisors, to prepare final documents and ordinance for the AVAP for the Board of Supervisors final approval in the first half of 2015. To take advantage of this momentum, our next steps would be to submit a specific plan for phase one entitlement and permits. Third, the Company acquired full ownership of TMV LLC through the purchase of DMB TMV LLC’s interest in the joint venture for $70,000,000. The decision to obtain full ownership of TMV LLC reflects the Company’s growth as a fully integrated real estate company and demonstrates our belief in the future success of the development. In connection with the acquisition of the membership interest, we entered into a new long-term debt facility of $70,000,000. The new debt has a ten-year term and a fixed rate of interest of 4.11%. These last two accomplishments are tied to the ultimate successful completion of our long-term performance milestones.

Improvements in total revenue and net income during 2014 led to EBITDA and total revenues, the annual corporate incentive bonus quantitative metrics, being met at maximum level and above the target goal level for the year, respectively. These metrics are discussed below under “Annual Performance-Based Incentive Bonuses.” Revenue and operating profit goals for commercial/industrial real estate were above target and at maximum goal level, respectively. Revenue and operating goals for farming were above target for revenue and at the maximum level for operating profits. The named executive officers met the 2012 rolling three-year cash flow objectives at 103% of the target award level. The rolling three-year cash flow metric is described in the equity compensation section. The grants associated with the 2012 three-year cash flow metric were paid out during March 2015. The number of stock units that vested in 2015 are identified in the footnotes to the Outstanding Equity Awards at 2014 Fiscal Year-End table that begins on page 36.

For 2014, the Compensation Committee made the following decisions:

1.	The base salary for the Chief Executive Officer remained at its 2013 level. The other named executive officers’ salaries increased by 3%. For 2015, the Chief Executive Officer’s salary was increased from $475,000 to $500,000, and the other named executive officer’s salaries were increased by 3%.

2.	For each named executive officer, the earned annual incentive plan bonus for 2014 was paid out in the form of 75% cash and 25% time-based restricted stock.

Consideration of Say-on-Pay Results

At our 2014 Annual Meeting, our stockholders expressed support for our executive compensation program, with 78% of shareholders casting votes in favor of the advisory vote proposal. When designing our 2014 and 2015 executive compensation programs, the Compensation Committee considered, among other things, the 2011 and 2014 vote results and feedback we received from stockholders. After careful consideration of these results, as well as other factors described herein, the Compensation Committee determined to make certain changes to the design of our executive compensation program in 2013 for 2014 and approved additional changes in early 2014 for 2014 and future compensation periods. The changes implemented centered on the design of performance milestone objectives for the Company, more quantitative annual incentive objectives, the use of peer companies in our analysis, and the establishment of executive officer stock ownership guidelines. These changes remain in effect for 2015 and have contributed to our executive compensation program discussed in this Compensation Discussion and Analysis.

2015 – The Year Ahead

The Company believes 2015 will be a challenging but successful year in the accomplishment of corporate objectives. The challenges of 2015 relate to farming and water management as we allocate our water resources to our permanent crops of almonds, pistachios, and wine grapes and to real estate development, while at the same time selling any excess water we have. California is in a severe drought, and state water project allocations have been reduced to only a 20% allocation of state water project contracts. We will also have challenges regarding oil royalty revenue, as prices have declined in excess of 50% from the previous year’s levels. This will challenge us in meeting our 2015 revenue and cash flow objectives. In order to conserve cash going forward, the Compensation Committee’s compensation decisions will continue to be impacted by our anticipation of the need to continue to fund our development opportunities, future capital investment requirements for infrastructure at TRCC and residential projects, and possible continued investment in water assets.

2014 Executive Compensation Plan Developments

During 2013, the Compensation Committee undertook a holistic review of the executive compensation program with the assistance of the POE Group. During the first quarter of 2014, the updated compensation program was approved by the Compensation Committee and the Board of Directors. The program was analyzed with respect to the following strategic principles:

•	Set compensation at sufficiently competitive levels to motivate and reward executives;

•	Retain executives for their continued service;

•	Manage risk while attempting to improve financial results;

•	Align the interests of executives and stockholders;

•	Emphasize long-term results and awards;

•	Encourage executive share ownership;

•	Obtain tax deductibility whenever appropriate; and

•	Conserve cash.

Beginning in 2014, our annual incentive compensation plan, or AICP, has four primary performance measures:

1.	Achievement of targeted corporate earnings before income taxes, depreciation, and amortization (EBITDA);

2.	Achievement of targeted corporate revenue;

3.	Achievement of two short-term milestone goals

4.	Divisional quantitative / individual measures.

The specific weight attached to each performance measure is dependent on each position’s responsibilities. Generally, corporate goals have a greater weight than divisional goals for all positions. This encourages mutual accountability among the executive team.

Beginning in 2014, our long-term incentive plan, or LTIP, consists of three equity delivery vehicles:

1.	Performance stock units tied to project-related milestones reflect the first phase of value creation. The milestone focus was on identifying projects, securing approvals, and project implementation. The timeframe associated with the project-related milestones is three years, reflecting the long-term nature of our business. This component of our LTIP delivers 40% of the long-term compensation opportunity. Project-related milestones are awarded once each three-year period tied to specific milestones. The first three-year period began with the 2014 grants.

2.	A performance share plan captures the second phase of value creation – generating maximum profitability and cash flow. The Compensation Committee has selected three-year corporate operating cash flow as the performance share plan metric. This component of our LTIP delivers 40% of the long-term compensation opportunity.

3.	Time-vested restricted stock units are the final component of our LTIP. This is a new element in the plan design for 2014 and recognizes the inherent risk in large-scale land development. Time-vested restricted stock units help balance the performance orientation of our approach with the objective of retaining our executive team. The grants vest one-third each year for three years. This component of our LTIP delivers 20% of the long-term compensation opportunity.

The Compensation Committee believes that the changes to our executive compensation program approved in 2014 will encourage mutual accountability among our executive team while focusing the team on important goals in the short and long term. Furthermore, our new long-term design reflects the value creation process inherent in large-scale land development by first identifying and implementing projects, and then maximizing their respective financial returns.

General Objectives of the Compensation Plan.

The compensation program for our NEOs is designed to align management’s incentives with the long-term interests of our stockholders and to be competitive with comparable employers. Our compensation philosophy recognizes the value of rewarding our named executive officers for their past performance and motivating them to continue to excel in the future. The Compensation Committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Our compensation strategy is to provide a competitive opportunity for senior executives, taking into account their total compensation packages, which include a combination of base salary, an annual cash- and stock-based incentive bonus (with the stock-based component taking the form of restricted stock subject to time-based vesting), and long-term performance-based equity awards. At the NEO level, our incentive compensation arrangements are designed to reward the achievement of long-term milestone objectives related to real estate development, which drive the creation of value, as well as the achievement of year-to-year operating performance goals.

Overall Compensation Plan Design.

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both financial and operational performance of the Company and the individual performance of the executive. The Compensation Committee also believes that long-term incentives should be a significant factor in the determination of compensation, particularly because the business of real estate development, including obtaining entitlement approvals and completing development, and many of the other actions and decisions of our named executive officers, requires a long time horizon before the Company realizes a tangible financial benefit.

The Compensation Committee’s objectives when setting compensation for our named executive officers are:

•	Set compensation levels that are sufficiently competitive within the real estate industry, as compared to the peer group, and based on the experience of the Compensation Committee, such that they will motivate and reward the highest-quality individuals to contribute to our goals, objectives, and overall financial success;

•	Retain executives and encourage continued service;

•	Incentivize executives to appropriately manage risks while attempting to improve our financial results, performance, and condition over both the short term and the long term.

•	Align executive and stockholder interest;

•	Obtain tax deductibility whenever appropriate without limiting the Compensation Committee’s ability to provide various forms of compensation; and

•	Conserve cash for future investment purposes.

Pay Mix Analysis.

The mix of total compensation elements for our NEOs in 2014, as a percentage of total compensation, is set forth in the table below. Note that the 2014 CEO values represent the first full year of employment for our new CEO.

The pay component percentages illustrate that variable compensation comprises a significant percentage of total compensation. The emphasis on variable compensation supports the Compensation Committee’s goal of a pay-for-performance orientation with a significant percentage of total compensation at risk. Also evident in the table below is the importance placed by the Compensation Committee on long-term compensation elements. The Company’s business is long-term in nature. Therefore, the compensation program places strong emphasis on long-term pay opportunity to link the executive pay programs to the business strategy.

Named Executive Officer	Fixed Compensation (as a % of Total Compensation)	Variable Compensation (as a % of Total Compensation)
	Base Salary	Annual Incentives	LTIP - Time Vested Restricted Stock	LTIP - Project Milestones	LTIP - Performance Shares
CEO 2014	26%	21%	11%	21%	21%
CEO 2015 Target	33%	27%	13%	1.	27%
Other NEOs 2014 (Average)	34%	21%	9%	18%	18%
Other NEOs 2015 Target (Average)	43%	26%	10%	1.	21%

1.	LTIP-Project Milestones are granted once each three years tied to specific milestones that lead to the achievement of development objectives. LTIP – Project milestones were granted in 2014.

The chart below compares the six-year change in CEO compensation and the change in value of $100 invested in the Company (indexed total stock return, or TSR). CEO compensation has decreased over the period, while the change in value of the $100 investment has increased over the period. 2010 CEO compensation is significantly higher than other years due to performance milestone grants awarded that year. The milestone grants, which comprised a significant portion of long-term compensation, represented long-term pay opportunity for 2004 – 2015.

The Role of Compensation Committee in Setting Compensation.

The Compensation Committee of the Board approves all compensation and awards to senior management, including the Chief Executive Officer and the other named executive officers. The Compensation Committee independently reviews and establishes the compensation levels of the Chief Executive Officer; it also reviews the performance of the Chief Executive Officer and discusses his performance with him. At the beginning of the year, the Chief Executive Officer works with the Compensation Committee to establish his goals and objectives to be evaluated throughout the year. For the remaining executive officers, the Chief Executive Officer makes recommendations as to compensation levels, including grants of equity awards, for final approval by the Compensation Committee, which then makes its recommendation to the full Board of Directors for its approval.

The Role of the Compensation Consultant.

During the second half of 2013, the Compensation Committee hired an outside consultant, the POE Group, to prepare a new analysis of executive officer compensation. The Compensation Committee requested the POE Group’s advice on a variety of matters, including the form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus peers, pay trends, and potential compensation plan designs and modifications. The POE Group met with the Compensation Committee with and without management on several occasions during late 2013 and early 2014 with respect to 2014 compensation plans.

Market Comparison Review.

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, the Compensation Committee believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the real estate, land development, and agriculture industries and the market overall. Third, it recognizes that marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

In 2014, the Compensation Committee, with guidance from our independent compensation consultant, the POE Group, reviewed our NEOs’ total compensation against a peer group of publicly traded real estate land companies (the 2014 Compensation Report). The peer group data is based on 2014 and 2013 results and consisted of the following companies:

Company Name	YE Revenues ($MM)	YE Net Income ($MM)	Market Capitalization ($MM)	Location
Alexander & Baldwin	568	61	1,921	Honolulu, HI
Alico	94	8	370	La Belle, FL
Campus Crest Communities *	78	(135)	475	Charlotte, NC
Consolidated-Tomoka Land	36	6	335	Daytona Beach, FL
Cousins Property	372	52	2,495	Atlanta, GA
Deltic Timber	227	20	888	El Dorado, AR
Excel Trust	139	9	817	San Diego, CA
Forestar Group	324	17	570	Austin, TX
Limoneira	104	7	321	Santa Paula, CA
Monmouth RE Investment	71	20	481	Freehold, NJ
Pope Resources	132	12	252	Poulsbo, WA
St. Joe Company	719	406	1,692	WaterSound, FL
Stratus Properties	95	13	110	Austin, TX
Tejon Ranch Company	57	6	608	Tejon Ranch, CA
TRC Percentile Rank	8%	8%	62%

*	Data from September 30, 2014 Form 10Q.

Elements of Compensation.

The Compensation Committee seeks to create a compensation plan that is balanced in its use of short-term and long-term compensation elements in order to align management’s incentives with the long-term interests of our stockholders. In developing the compensation plan, the Compensation Committee seeks to be aware of changing economic and industry conditions, and changing compensation trends. In achieving these objectives, a variety of compensation elements are used as described below.

Compensation Component	Objective	Characteristics
Base Salary	Provide a fundamental level of compensation to the NEOs for performing their roles and assuming their levels of responsibility.	Fixed cash component, annually reviewed by the Compensation Committee and adjusted from time to time based on performance and peer group analysis.

Annual Incentive Bonus	A short-term incentive to drive achievement of performance goals in a particular fiscal year, while complementing the achievement of our long-term goals and objectives.	Annual incentive bonuses are paid three-quarters in cash and one-quarter in stock. Performance-based bonus opportunity for 2014 is based on the achievement of an EBITDA goal, a total Company revenue goal, division revenue and operating profit goals, and select qualitative goals that help move the Company forward toward the achievement of long-term objectives

Long-Term Incentive Compensation	Promote the achievement of our long-term financial goals and development milestone goals to create value by aligning NEO and stockholder interests, promoting NEO retention, and rewarding NEOs for performance over time.	Long-term incentive compensation is in the form of performance stock units and time-vested awards. Performance stock units payout is based on the achievement of targets set by the Compensation Committee related to cash flow management and the achievement of specified performance milestones related to the timing of entitlement, permitting, and development of real estate projects. The time-vested awards help balance the performance orientation of our approach with the objective of retention.

Benefits Including Retirement Benefits	Provide health and welfare benefits during employment and programs for income at retirement. Programs are designed to reward and retain NEOs by providing an overall benefits package competitive with those provided by other companies.	Health and welfare benefits may vary based on employee elections. Retirement benefits such as pension, SERP, and 401(k) also vary based on compensation and years of service.

Base Salaries.

When establishing base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives in a peer group. The Compensation Committee believes that compensation objectives are effectively met when a majority of an executive’s compensation is composed of performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. We believe that having the overall compensation emphasis on long-term equity incentives instead of short-term fixed compensation better aligns management with stockholders.

In 2013, the Compensation Committee approved the following 2014 base salaries for our NEOs.

Name	2013 Base Salary	2014 Base Salary	Percent Increase
Gregory S. Bielli	$475,000	$475,000	0%
Allen E. Lyda	$275,000	$283,250	3%
Joseph E Drew	$231,750	$250,000	8%
Dennis J. Atkinson	$190,556	$196,260	3%
Gregory Tobias	$242,050	$249,300	3%

In deciding to keep Mr. Bielli’s 2014 base salary at $475,000, the Compensation Committee determined that the total compensation package for the Chief Executive Officer, including base salary, is competitive with the market, based on a review of peer group information, the general experience of the Compensation Committee’s members in our industry, the Company’s current stage within the land development process, the current economic environment, the status of the current real estate industry and market, and how these factors impact current compensation levels.

The base salaries for Mr. Lyda, Mr. Atkinson, and Mr. Tobias were increased by 3%, while Mr. Drew’s base salary was increased by 8%. When granting these salary increases, the Compensation Committee, along with the Chief Executive Officer, performed an annual review of each of the other named executive officers’ salaries and evaluated possible changes to base salary for each of the other named executive officers for 2014. The Compensation Committee also took into account peer group information in evaluating salary increases. Mr. Drew’s 8% increase also reflects increased operational responsibilities.

In December 2014, the Compensation Committee determined that for 2015, our Chief Executive Officer’s salary would be increased by 5% to $500,000 and the base salaries of the other NEOs would be increased by 3%. In determining the 2015 salary levels the Compensation Committee evaluated overall company performance, peer group information, base salary compensation in relation to total compensation, and information from the Poe Group, a compensation consultant.

Annual Performance-Based Incentive Bonuses.

Tejon’s practice is to award annual incentive bonuses based upon the achievement of performance objectives established at the beginning of each year. Each named executive officer at a minimum has 50% of the annual incentive bonus based upon total revenues and EBITDA. Each NEO also has at least 20% of the annual incentive bonus tied to corporate short-term objectives that are defined and measureable. The remaining 30% of the annual incentive is tied to divisional revenues and earnings and identified individual objectives that the Compensation Committee believes are important for the particular named executive officer to focus on in the context of achieving the Company’s long-term strategic goals and creating stockholder value. Annual incentive bonuses are paid in restricted stock (which is subject to time-based vesting conditions following the award of the annual bonus) and cash, with restricted stock equaling at least one-quarter of the annual incentive payment. Vesting of restricted stock issued in settlement of 2014 annual bonuses will occur in two installments, one-half each year, beginning in March 2016 and ending in March 2017. The attainment of each year’s quantitative financial goals for each of the named executive officers is uncertain and is dependent upon factors such as real estate sales and leasing programs, the timing of entitlement activities for our developments, and the uncertainty inherent in our farming operations due to the commodity nature of the products we produce and the fact that we do not know the prices we will receive for our products until harvest begins for a particular year. The achievement of individual objectives tied to land entitlement, development, and conservation efforts are very dependent on working with groups outside of the Company such as government agencies, local county planning departments, and environmental resource groups, all of which make the timing of achieving specific steps in the process very complicated. Accordingly, goal achievement under the annual bonus plan is not guaranteed.

The following chart provides the performance level weightings for the Chief Executive Officer and the other named executive officers who were employed for the entire fiscal year and were eligible to receive an annual performance-based incentive bonus.

Weighted Measures	Gregory S. Bielli - Chief Executive Officer	Allen E. Lyda - Chief Financial Officer	Joseph E. Drew - SVP Real Estate	Dennis Atkinson - SVP- Agriculture	Greg J. Tobias - VP General Counsel
	Corporate Quantitative Measurements
EBITDA	45%	45%	40%	40%	45%
Total Company Revenue	15%	15%	10%	10%	15%
Corporate Quantitative Measurements	60%	60%	50%	50%	60%

	Corporate Short-Term Objectives
Establish Water Operations	10%	10%	10%	10%	10%
Outlet Center Development	20%	20%	10%	10%	20%
Corporate Short-Term Objectives	30%	30%	20%	20%	30%

	Divisional Quantitative / Qualitative Measurements:
Division Revenue	0%	0%	6%	6%	0%
Division Net Operating Income	0%	0%	9%	9%	0%
Individual Objectives	10%	10%	15%	15%	10%
Divisional Qualitative/Qualitative Weighting	10%	10%	30%	30%	10%
Total Weighting	100%	100%	100%	100%	100%

Generally, the Chief Executive Officer’s individual objectives are tied to land entitlement, public outreach in support of entitlement, and development and conservation goals as well as operational and staffing objectives. The individual objectives for the other NEOs are related to land entitlement, development, and operational goals that support the achievement of corporate entitlement and development goals. The Compensation Committee, after taking into account the Chief Executive Officer’s recommendations, sets the specific weighting for the individual objectives of each NEO at 10% to 15% of the total annual bonus. This judgment is based on the relative importance of a specific objective in moving the Company forward in achieving its long-term goals and objectives, and also each NEO’s direct role in achieving such objective.

The annual incentive plan is structured and bonus levels are determined, based upon the level of achievement of threshold, target, and maximum performance of quantitative and qualitative objectives. If achievement of a performance objective is below threshold, no incentive bonus is earned for that objective, and if achievement is greater than maximum, the maximum bonus level is earned. The Chief Executive Officer and the other NEOs have different cash incentive pay levels (expressed as a percentage of base salary) for achievement at the threshold, target, and maximum levels. These percentage levels are based on a 2014 Compensation Report that compared prior target bonus levels with market levels and determined that the Company was below competitive levels. The target percentage levels below are based on a range of 80% to 90% of the competitive ranges determined in the 2014 Compensation Report.

	Threshold	Target	Maximum
Gregory S. Bielli, Chief Executive Officer	40.00%	80.00%	120.00%
Allen E. Lyda, Chief Financial Officer	30.00%	60.00%	90.00%
Joseph E. Drew, Senior Vice President, Real Estate	35.00%	70.00%	105.00%
Dennis J. Atkinson, Senior Vice President, Agriculture	30.00%	60.00%	90.00%
Gregory J. Tobias, Vice President, General Counsel	30.00%	60.00%	90.00%

The following chart provides a breakdown of 2014 annual incentive award measurement by performance measurement categories and the total 2014 incentive award as a percentage of salary. Final award measurement for the named executive officers reflect actual results. The award measurement percentage for each NEO for each category is a number between target and maximum or maximum achievement for 2014. As an example, if the EBITDA goal achievement for a particular year was 25% in excess of target, then the award measurement for the CEO would be 100% for that year, or 1.25 times his target level of 80%:

Weighted Measures	Gregory S. Bielli - Chief Executive Officer	Allen E. Lyda - Chief Financial Officer	Joseph E. Drew - SVP Real Estate	Dennis Atkinson - SVP Agriculture	Greg J. Tobias - VP General Counsel
	Corporate Quantitative Measurements
EBITDA	45.00%	45.00%	40.00%	40.00%	45.00%
Incentive Payout Factor	120.00%	90.00%	105.00%	90.00%	90.00%
Weighted Total	54.00%	40.50%	42.00%	36.00%	40.50%

Total Company Revenue	15.00%	15.00%	10.00%	10.00%	15.00%
Incentive Payout Factor	85.60%	64.20%	74.90%	64.20%	64.20%
Weighted Total	12.84%	9.63%	7.49%	6.42%	9.63%

	Corporate Short-Term Objectives
Blended Short-term Objectives	30.00%	30.00%	20.00%	20.00%	30.00%
Incentive Payout Factor	87.15%	65.37%	83.45%	60.00%	65.37%
Weighted Total	26.14%	19.61%	16.69%	12.00%	19.61%

	Divisional Quantitative / Qualitative Measurements
Blended Revenue/Net Operating Income	0.00%	0.00%	15.00%	15.00%	0.00%
Incentive Payout Factor	0.00%	0.00%	92.60%	79.68%	0.00%
Weighted Total	0.00%	0.00%	13.89%	11.95%	0.00%

Individual Objectives	10.00%	10.00%	15.00%	15.00%	10.00%
Incentive Payout Factor	175.42%	75.00%	70.00%	90.00%	60.00%
Weighted Total	17.54%	7.500%	10.50%	13.50%	6.00%

	Total
Total Incentive Award as a Percent of Salary	110.53%	77.24%	90.57%	79.87%	75.74%

Quantitative Financial Goal – Corporate

Because the achievement of entitlement and beginning of development for our real estate projects is a very important long-term goal, and because Tejon does not generate significant revenue at this time, its short-term objectives, both quantitative and qualitative, are tied to metrics that are critical for the accomplishment of long-term goals. For our annual incentive, two corporate financial goals are considered: EBITDA and total corporate revenue. Our definition of EBITDA is earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation. We believe this is a more accurate measurement of the cash used in the operations of the Company. Each named executive officer’s weighting is different based on whether or not they have division revenue and operating income responsibility and the emphasis placed each year on division performance. EBITDA is being used with total revenue because at this stage in the Company’s business, EBITDA provides a better indicator of management’s creation of operating cash and overall financial performance, since the Company has significant non-cash expenses each year. The following table outlines EBITDA and total revenue results for 2014:

Corporate Quantitative Goal	Threshold	Target	Maximum	Actual	% of Target
EBITDA	$7,406,000	$9,874,000	$14,811,000	$16,168,000	164%
Total Revenue	$40,358,000	$53,811,000	$80,717,000	$57,585,000	107%

These performance measurement numbers are based on calculations within the Company’s 2014 business plan and operating budget.

Quantitative Financial Goal – Division

The following are the division financial results for the Senior Vice President, Real Estate and Senior Vice President, Agriculture.

Name and Principal Position	Threshold	Target	Maximum	Actual	% of Target
Mr. Drew - SVP Real Estate Revenue Goal	$5,530,000	$7,373,000	$11,060,000	$7,762,000	105%
Mr. Drew - SVP Real Estate Net Income Goal	$470,000	$626,000	$939,000	$1,333,000	213%
Mr. Atkinson - SVP Agriculture Revenue Goal	$16,388,000	$21,851,000	$32,777,000	$23,435,000	107%
Mr. Atkinson - SVP Agriculture Net Income Goal	$3,155,000	$4,206,000	$6,309,000	$7,185,000	171%

The Senior Vice President, Real Estate, Joe Drew, has quantitative goals related to revenue and income that complement the overall corporate objective. Commercial/industrial real estate revenues and net income targets do not include grazing leases, land management ancillary revenues, and joint venture revenues from the TA/Petro joint venture. Mr. Drew’s blended performance percentage is shown in the table above.

The Senior Vice President, Agriculture, Dennis J. Atkinson, had 2014 quantitative goals related to farming revenues and net income. For 2014, the Company recognized farming revenue that was greater than target but less than the maximum level. Mr. Atkinson also had a target net income goal for the year that was achieved at greater than the maximum level. Both goals were achieved at a greater than budgeted target level due to increases in pistachio, grape and hay revenues, and lower cost of sales when compared to the 2014 operating budget. In the setting of quantitative goals each year, our target goals are developed through our annual budgeting process, and we believe these are realistically attainable goals and that maximum achievement levels will be difficult to attain without significant effort and development of new business opportunities.

Individual Performance Objectives

In addition to the quantitative goals described above, the Chief Executive Officer’s annual incentive bonus in 2014 was based upon the achievement of individual performance objectives proposed by the Chief Executive Officer and agreed upon and approved by the Compensation Committee. These objectives are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives (including the achievement of strategic milestones related to land development and entitlement efforts that the Compensation Committee and the Board believe to be critical to the achievement of the Company’s long-term business plan). Individual goals for 2014 specifically related to leading and directing a ranch-wide strategy to facilitate future successful entitlement of our development projects, overseeing a public outreach strategy to build support for our entitlement programs, overseeing the continued implementation of our water strategy, and completion of outlet center development. Based on achieving preliminary zoning for the Centennial project, internal integration of all management functions for TMV and the Grapevine Development, completion and opening of the new outlet center at the Tejon Ranch Commerce Center, and the continued strengthening of the Company’s water investment, the Compensation Committee determined that the Chief Executive Officer achieved a maximum level of performance. In addition, the Compensation Committee approved a discretionary bonus of $25,000 based on the successes just mentioned and the overall progress made in transitioning the Company to internal management of all development projects.

The other named executive officers have more diverse individual performance goals than the CEO, generally tied to individual areas of responsibility, which focus both on short-term and long-term goals (including improving operational efficiencies and achieving milestones and other goals with respect to the

Company’s long-term business strategy related to land entitlement, development, and conservation). Generally, the qualitative goals covered: (1) coordination regarding entitlement and permitting activity milestones for our Tejon Mountain Village community, Centennial community, and Grapevine community; (2) guiding the Company in working with various government agencies as a part of the entitlement process; (3) acquiring and managing new water resources; (4) management of oil leases on ranch lands; (5) oversight of the construction of the new outlet center; (6) implementation of the approved ten-year farm management program; (7) implementing new capital funding activities and financing corporate operations; and (8) coordination with key Resource Organizations and the Tejon Ranch Conservancy to allow for successful entitlement of our development projects.

The Chief Executive Officer and the Compensation Committee evaluate the success of the named executive officers (other than the CEO) in meeting their individual performance objectives, with final approval provided by the Compensation Committee. In evaluating the success of meeting specific individual objectives, the Chief Executive Officer and the Compensation Committee review the objective and identify whether or not the objective was accomplished or if the proper amount of progress has been made in achieving the objective. The Chief Executive Officer and the Compensation Committee note for each objective if the objective was accomplished in the time frame designated and if the outcome achieved was as specified in the original objective. Based on each named executive officer’s achievement of his and her goals and objectives and the qualitative goals listed above, the Compensation Committee approved achievement of the qualitative goals for 2014 for the named executive officers at the levels shown in the above table.

Equity Compensation.

The Compensation Committee believes that the long-term value of the Company will be driven by the execution of its long-term strategies. Accordingly, Tejon uses long-term incentives to align senior management’s interests with stockholders’ interests. The Compensation Committee believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants that encourage teamwork.

The vesting of equity grants issued since 2004 has been tied to the achievement of specific goals and objectives. The Company grants long-term milestone performance units that are tied to the achievement of several objectives related to our land entitlement and real estate development activities, including our success in achieving entitlements for our planned communities. The performance milestone units currently outstanding are related to our three development projects and are tied to successful entitlement and approval of development plans. Due to their strategic significance, we believe that disclosing specific milestones and time frames might result in competitive harm or delay achievement of long-term strategic objectives. We believe that the achievement of the target level of performance will require significant effort and substantial progress over the next three years in light of the current entitlement environment in California.

With respect to the grant of the annual performance shares, the Company’s practice is to determine annually a dollar amount of equity compensation that it wishes to provide and to grant a number of performance shares that have a fair market value equal to that amount on the date of grant. Vesting of these annual grants is tied to the achievement of a rolling three-year cash metric. The rolling three-year cash metric is budgeted cash provided from operations as calculated per GAAP for cash flow statements. For 2014, the dollar amount attributed to performance shares for the Chief Executive Officer was $380,000, and for the other named executive officers it ranged from $80,000 to $170,000 depending on the importance of the input from each of the other named executive officers to the successful achievement of the goal. The level of the target dollar amount for each named executive officer is based on the 2013 Compensation Report that recommended long-term compensation goals for each position. The number of shares of stock is based on a ninety-day average stock price divided into each named executive officer’s dollar amount of value. The shares granted are expensed based on the closing price of the stock on grant date.

The annual performance shares are tied to the achievement of the rolling three-year cash flow metric, described above. This performance metric was selected by the Compensation Committee as a measurement of management’s ability to create operating cash over an extended period at a time when cash demands will be high and net income will not be significant. For 2014, this cash flow measure covers the years 2014 through 2016 and has a cumulative cash from operations target of $36,374,000. The Company believes that achievement of this target level of performance will require significant effort and is dependent on the continued absorption of land at Tejon Ranch Commerce Center, improvement in oil and mineral revenues, maintenance of farm revenues at current levels, and progress with respect to pre-development activities at Tejon Mountain Village and entitlement activities at Centennial and Grapevine. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information regarding entitlement and development activities. This target assumes we are moving forward in a positive manner with respect to our development projects. These grants vest after three years, and the number of shares to be received is determined by the extent of performance achievement and can range from zero shares to the maximum award amount, which is 150% of the target award.

The goals for years prior to 2014 were tied to cumulative cash usage, which is defined as cash provided from operations less cash used for capital investments, excluding activities within marketable securities. For the 2012–2014 period, the goal for cumulative cash usage was $50,154,000, and the goal for the 2013–2015 period is cumulative cash usage of $107,207,000. For the 2012–2014 period, goal achievement was 103% of the target objective, with cash usage at $46,800,000. These grants, which are referenced in footnote 2 to the Outstanding Equity Awards at 2014 Fiscal Year-End table that begins on page 36, vested and were delivered after the March 2015 Board of Directors meeting. See the 2014 Grants of Plan Based Awards Table on page 34 for the number of shares granted to each named executive officer for the 2014–2016 rolling three-year period. The table below summarizes the outstanding (as of the end of 2014) performance share measurement goals.

(Dollars in thousands) Performance Grants	Threshold	Target	Maximum	Actual
2012-2014 Cash Flow Objective- Cumulative cash usage	(75,231)	(50,154)	(25,077)	(46,800)
2013-2015 Cash Flow Objective- Cumulative cash usage	(160,811)	(107,207)	(53,604)	n/a
2014-2016 Cash Flow Objective- Cash from operations	18,187	36,374	54,561	n/a

During 2014, with the approval of the new LTIP, the Compensation Committee granted time-vested restricted stock to the NEO’s. This new element is seen as a balance to the strong performance orientation of both the LITP and the annual incentive program with the objective of retaining our executive team. The dollar value attributed to these shares is one-half the annual performance share grant. For 2014, the dollar amount for the Chief Executive Officer was $190,000, and for the other NEOs ranged from $40,000 to $85,000.

The Company does not have any program, plan, or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material non-public information for the purpose of affecting the value of executive compensation.

Retirement Plans.

The Compensation Committee believes that retirement programs are important to the Company, as they contribute to the Company’s ability to be competitive with its peers and are consistent with Tejon’s philosophy of preferring long-term pay to short-term pay. For many of our employees, including the Chief Financial Officer, the Senior Vice President Real Estate, and the Senior Vice President Agriculture, Tejon provides a pension plan and a 401(k) plan. In addition, for these three NEOs, the Company also provides a supplemental executive retirement plan, or SERP. Based on their hiring dates, the Chief Executive Office and the Vice President General Counsel are not included in the pension plan or SERP, which were frozen as of February 1, 2007, but are included in the 401(k) plan. The Compensation Committee believes that retirement benefits are an important piece of the overall compensation package for the named executive officers.

Benefits to be received from the pension plan upon retirement are determined by an employee’s highest five-year final average annual compensation out of the last ten years, length of service with the Company, and age at retirement. Average annual compensation consists only of base salary and annual incentive bonuses paid in either cash or stock. Benefits from the pension plan can be limited for the named executive officers who participate in the pension plan due to Internal Revenue Service compensation ceilings that are used in the calculation of pension benefits. Because of the Internal Revenue Service limits within the pension plan, the Company established a SERP in 1992 to replace any pension benefit these officers might lose based on the benefit calculations within the pension plan. Without the SERP, our named executive officers who participate in the pension plan would not otherwise be eligible to receive pension benefits that are comparable in percentage based on compensation to the benefits received by other employees generally. The benefit in the SERP is calculated using the same criteria as the pension plan, except that total average compensation is used and the difference between the SERP calculation and the pension calculation is the value of the SERP benefit.

In order to manage the costs of and liabilities from the pension and SERP plans, the Company restructured the pension plan in early 2007 to lower the benefit accrual rate, change the retirement age to match Social Security retirement age, and freeze new employee participation effective February 1, 2007. These changes were made not only to manage costs but also to allow the Company to continue to reward long-term service. The Company also offers a 401(k) program to its employees, which offers a matching contribution equal to 1% of salary, for employees in the pension plan, if the employee contributes at least 4% of salary to the plan. Tied to the changes in the pension plan described above, we increased the match for employees who will not be eligible for the pension plan to 2% of salary if they contribute at least 4% of salary to the plan.

The named executive officers may elect to defer cash- and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. Stock awards deferred into the plan can be converted to cash or kept in the Company’s stock. All participants to date have only deferred stock awards and have maintained stock in the plan. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Clawback Policy.

The Company has a policy requiring a fixed course of action with respect to compensation adjustments following restatements of our financial statements. In the event that our Board of Directors, or Board, determines there has been a restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all incentive payments that were made to executive officers and all performance-based equity awards granted to executive officers that were vested in each case, on the basis of having met or exceeded such performance targets in grants or awards made during the three full fiscal years prior to the filing of the Current Report on Form 8-K announcing the restatement.

If such payments and/or vesting would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company stockholders such payments to and/or equity awards held by executive officers who are found personally responsible for the material restatement, as determined by the Board, by requiring executive officers to pay such amounts to the Company by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Stock Ownership Guidelines.

The Company has stock retention guidelines as follows:

Position	Stock Retention Guidelines
Chief Executive Officer	Within five years from participation date, the executive should own shares, performance units, and deferred shares with aggregate value equal to or greater than five times annual salary
Chief Financial Officer	Within five years from participation date, the executive should own shares, performance units, and deferred shares with aggregate value equal to or greater than three times annual salary
Other Named Executive Officers	Within five years from participation date, the executive should own shares, performance units, and deferred shares with aggregate value equal to or greater than two times annual salary

All named executive officers were expected to make reasonably steady progress toward these ownership guidelines by the end of December 2014, with the exception of the Chief Executive Officer, who has until 2018 to meet the guidelines, and the Vice President, General Counsel, who has until 2016 to meet the guideline based on dates of hiring. The three NEOs who were scheduled to meet stock ownership guidelines by the end of 2014 achieved those objectives. The Compensation Committee reviews such progress annually. Since these guidelines are not a contractual basis for remaining in the employment of the Company, the success or lack of success in meeting the guidelines will be evaluated by the Compensation Committee and reflected in each named executive officer’s annual review for that year. The Board of Directors strongly discourages hedging transactions or the pledging of stock as collateral for loans. For approval of these types of transactions, an NEO must request a pre-clearance from the Chief Financial Officer and General Counsel and then approval by the Compensation Committee.

Change in Control Benefits.

The Compensation Committee believes that stockholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits supports that objective by focusing executives on stockholder interests when considering strategic alternatives. Except for accelerated vesting of equity awards pursuant to our equity compensation plan, change in control benefits, as provided in a severance agreement with each of our named executive officers, are only provided upon a termination of employment without cause or a resignation for good reason in connection with a change in control. Please refer to the Potential Payments upon Termination or Change in Control table on page 41 of this proxy statement for a more detailed description and an estimate of value of these benefits. None of the agreements with our named executive officers or other compensation plans or arrangements provide for a gross-up payment or re-imbursement for excise taxes that could be imposed on the executives under Section 4999 of the Internal Revenue.

In addition to the foregoing change in control severance benefits, the named executive officers who participate in the pension plan and SERP will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans. If a named executive officer has been credited with more than 15 years of service, as of the effective date of termination, he or she shall also be credited with additional years of service under the plans for the period of salary continuation referred to above.

Separation or Severance Benefits.

During 2013, the Company entered into an Employment Agreement with the Chief Financial Officer, which provides for severance benefits outside of a change in control context. For detailed information regarding the Employment Agreement, please refer to our Quarterly Report on Form 10-Q for the period ending March 31, 2013.

In some circumstances the Compensation Committee believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company when an executive leaves, even if the Company does not have a contractual obligation to provide a separation package. Separation benefits in the form of salary continuation and health benefits may be provided to departing executives on a case-by-case basis. These benefits have historically endured for approximately one year.

Unless the Compensation Committee determines otherwise, if an NEO’s employment with the Company is terminated for any reason, including death or disability prior to vesting of all or any part of a restricted stock award or performance unit award, the NEO will forfeit to the Company the portion of the award which has not vested.

Perquisites and Other Personal Benefits.

The Compensation Committee reviews annually the perquisites that named executive officers receive. The primary benefits for the named executive officers are Company vehicles and related maintenance. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s broad-based life insurance policy. This additional insurance supplement is necessary to provide the same three-times salary benefit that other employees receive. These benefits are provided to attract and retain highly qualified executives, and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other Company employees because the Company’s location and the size of the Company’s property necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance.

Tax Considerations.

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the Compensation Committee believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, although the Compensation Committee will consider tax deductibility as one of the factors in determining executive compensation, it will not necessarily limit compensation to those levels or types of compensation that will be deductible. We will, of course, consider alternative forms of compensation consistent with our compensation goals that preserve deductibility as much as possible.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Betts, Goolsby, Leggio, Metcalfe, Tuomi, Winer, and Stack comprise the Compensation Committee. No member of the Compensation Committee is or has been an officer or employee of the Company, or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2015 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. This report is provided by the following independent directors, who comprised the Compensation Committee for 2014.

Geoffrey L. Stack (Chairman), Steven A. Betts, John L. Goolsby, Anthony L. Leggio,

Norman Metcalfe, Frederick C. Tuomi, Michael Winer

Members of the Compensation Committee

Fiscal Year 2014 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the named executive officers for the fiscal years ended December 31, 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Non-Equity Incentive Plan Compensation ($)	(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Gregory S. Bielli(6)	2014	475,000		1,710,000	525,000	—	21,982	2,731,982
Chief Executive Officer	2013	138,542	300,000	1,193,600	—	—	5,062	1,637,204
Allen E. Lyda	2014	283,250	—	764,753	218,777	(85,625)	14,797	1,195,951
Chief Financial Officer	2013	275,000	—	739,194	140,752	241,430	23,016	1,409,392
	2012	250,000	—	143,389	191,250	360,083	14,568	959,290
Joe Drew(5)	2014	250,000	—	644,490	226,420	21,962	15,854	1,158,726
Senior Vice President, Real Estate	2013	231,750	—	132,551	128,520	99,281	26,835	618,937
	2012	225,000	—	146,476	157,781	174,863	18,631	722,751
Dennis J. Atkinson	2014	196,267	—	353,275	156,762	274,138	29,929	1,010,371
Senior Vice President, Agriculture	2013	190,550	—	91,263	127,449	—	31,795	441,057
	2012	185,000	—	99,443	136,530	51,865	21,916	494,754
Gregory Tobias	2014	249,312	—	448,740	188,824	—	17,850	904,726
Vice President, General Counsel	2013	242,050	—	129,502	156,613	—	20,461	548,626
	2012	235,000	—	141,126	167,438	—	17,706	561,270

1.	The figures in this column represent performance awards for the Chief Executive Officer and for the other NEOs: (i) grant date for value of time based grants; (ii) grant date fair value for milestone performance awards as described in Equity Compensation on page 27, and; (iii) the grant date fair value of the three-year rolling performance shares granted in 2014 based upon the probable outcome of these shares. The following outlines the 2014 stock grants:

Name	Time Base Restricted Stock Award	Milestone Performance Shares	Fair Value of the Three-Year Rolling Performance Shares	Total Actual Award
Gregory S. Bielli	$190,000	$1,140,000	$380,000	$1,710,000
Allen E. Lyda	$84,961	$509,835	$169,956	$764,752
Joseph E. Drew	$71,599	$429,660	$143,231	$644,490
Dennis J. Atkinson	$39,256	$235,505	$78,513	$353,274
Gregory Tobias	$49,860	$299,160	$99,720	$448,740

At maximum achievement, the value received under the three-year rolling performance shares awards granted in 2014 would be $570,000 for Mr. Bielli, $254,934 for Mr. Lyda, $149,580 for Mr. Tobias, $214,846 for Mr. Drew, and $117,769 for Mr. Atkinson. The maximum achievement value for milestone performance shares granted in 2014 would be $1,710,000 for Mr. Bielli, $764,752, for Mr. Lyda, $644,490 for Mr. Drew, $353,257 for Mr. Atkinson, and $448,740 for Mr. Tobias. The value of stock awards is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair value for grants with performance conditions includes the estimated probable outcome of the performance condition. Further information regarding stock awards can be found in Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The stock awards granted did not vest during 2014 and will only vest in future years based on the achievement of cash flow targets, milestone performance objectives tied to development activities, and continued employment with the Company.

2.	Non-Equity incentive plan compensation for the Chief Executive Officer and other named executive officers consists of the cash portion of the annual incentive plan payments earned in the applicable fiscal year. As described in the Compensation Discussion and Analysis under “Annual Performance-Based Incentive Bonuses” on page 23 above, in 2014 one-quarter and in 2013 and 2012 one-half of the total amounts earned under the annual incentive plan were paid in the form of restricted stock grants in lieu of cash.
3.	The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the current year. See Note 15, Retirement Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan.
4.	Except with respect to Mr. Bielli, for whom “All Other Compensation” also includes $3,720 for life insurance premiums, each of the named executive officers received the amounts set forth in this column in the form of a Company-provided vehicle and related maintenance.
5.	Mr. Drew retired from the Company effective January 16, 2015. Based on his retirement, none of the stock awards granted in 2014 will be earned.
6.	Mr. Bielli joined the Company in September 2013. His compensation for 2013 consists of an annualized salary of $475,000, and the amounts shown in the bonus column were approved by the Compensation Committee as a part of his compensation for joining the Company. The amount in the “Stock Awards” column for 2013 reflect his initial grant of 40,000 shares of restricted stock units as part of his compensation for joining the Company.

Grants of Plan-Based Awards in Fiscal Year 2014

The following table provides information about awards granted to the named executive officers in the fiscal year ended December 31, 2014 pursuant to our 2004 Stock Incentive Program.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Year	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory S. Bielli:
Performance grants, cash flow objectives(1)	2014	3/28/14				7,621	11,432	17,148		380,000
Annual incentive plan(2)		12/12/14	285,000	427,500	393,750
Annual incentive restricted stock grant		12/12/14							4,686	131,255
Time vested stock grant		3/28/14							5,716	190,000
Milestone performance grant(3)		3/28/14				17,148	34,296	51,444		1,140,000
Allen E. Lyda:
Performance grants, cash flow objectives(1)	2014	3/28/14				3,409	5,113	7,670		169,956
Annual incentive plan(2)		12/12/14	63,731	127,463	191,194
Annual incentive restricted stock grant		12/12/14							1,952	54,676
Time vested stock grant		3/28/14							2,556	84,961
Milestone performance grant(3)		3/28/14				7,669	15,338	23,007		509,835
Joe Drew:
Performance grants, cash flow objectives(1)	2014	3/28/14				2,873	4,309	6,464		143,231
Annual incentive plan(2)		12/12/14	65,625	131,250	196,875
Annual incentive restricted stock grant		12/12/14							2,021	56,608
Time vested stock grant		3/28/14							2,154	71,599
Milestone performance grant(3)		3/28/14				6,463	12,926	19,389		429,660
Dennis Atkinson:
Performance grants, cash flow objectives(1)	2014	3/28/14				1,575	2,362	3,543		78,513
Annual incentive plan(2)		12/12/14	44,160	88,320	132,480
Annual incentive restricted stock grant		12/12/14							1,399	39,186
Time vested stock grant		3/28/14							1,181	39,256
Milestone performance grant(3)		3/28/14				3,542	7,085	10,628		235,505
Gregory Tobias:
Performance grants, cash flow objectives(1)	2014	3/28/14				2,000	3,000	4,500		99,720
Annual incentive plan(2)		12/12/14	56,095	112,190	168,286
Annual incentive restricted stock grant		12/12/14							1,685	47,197
Time vested stock grant		3/28/14							1,500	49,860
Milestone performance grant(3)		3/28/14				4,500	9,000	13,500		299,160

1.	The equity incentive award program provides for performance unit grants, which vest upon achievement of a cash flow objective over a three-year time frame. The objective is based upon meeting targeted cash from operations less cash used in investments within the Company’s five-year business plan. The three-year objective for these potential stock awards is cash from operations of $36,374,000. For additional detail, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 27.
2.

The annual incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the named executive officer’s responsibilities. For 2014, based upon the percentage of achievement shown in the “Annual Performance-Based Incentive Bonuses” section of the Compensation Discussion and Analysis, Mr. Bielli earned an incentive of $525,000; Mr. Lyda $218,777; Mr. Drew $226,420; Mr. Atkinson $156,762; and Mr. Tobias $188,824. The above incentive awards for 2014 were paid out one-quarter in restricted stock, which will vest in two annual installments beginning March 2016 and ending March 2017, and three-quarters in cash. The restricted stock grant awards in lieu of cash payments earned in 2014 under the annual incentive plan equaled 4,686 shares for Mr. Bielli; 1,952 shares for Mr. Lyda; 2,021 for Mr. Drew; 1,399 for Mr. Atkinson; and 1,685 for Mr. Tobias. For additional detail, see the “Annual Performance-Based Incentive Bonuses” section of the Compensation Discussion and Analysis beginning on page 23.
3.	Milestone performance grants will vest upon the achievement specific performance milestones related to the timing of entitlement, permitting, and pre-development activities related to our real estate projects.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on the current holdings of stock options, restricted stock, and performance unit awards of the named executive officers. This table includes unvested stock grants, and performance share grants with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer that had outstanding equity as of December 31, 2014. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2014, which was $29.46 per share. The market value as of December 31, 2014 shown below assumes satisfaction of performance objectives at the target level of achievement.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory S. Bielli:
Time Based Restricted Stock Units(5)	30,000	883,800
Time Based Stock Awards(1)	5,716	168,393
Annual Stock Incentive Award(2)			4,686	138,050
Performance Shares(3)			11,432	336,787
Milestone Performance Units(4)			34,296	1,140,000

Totals Gregory S. Bielli	35,716	1,052,193	50,191	1,608,267
Allen E. Lyda:
Time Based Restricted Stock Units(6)	20,000	589,200
Time Based Stock Awards(1)	2,556	75,300
Annual Stock Incentive Award(2)			5,053	148,861
Performance Shares(3)			13,247	390,257
Milestone Performance Units(4)			15,338	509,835

Totals Allen E. Lyda	22,556	664,500	33,638	1,048,953
Joe Drew:
Time Based Stock Awards(1)	2,154	63,457
Annual Stock Incentive Award(2)			4,730	139,346
Performance Shares(3)			12,849	378,532
Milestone Performance Units(4)			12,926	429,660

Totals Joe Drew	2,154	63,457	30,505	947,538
Dennis J. Atkinson:
Time Based Stock Awards(1)	1,181	34,792
Annual Stock Incentive Award(2)			3,940	116,072
Performance Shares(3)			7,979	235,061
Milestone Performance Units(4)			7,085	235,505

Totals Dennis J. Atkinson	1,181	34,792	19,004	586,639
Gregory Tobias:
Time Based Stock Awards(1)	1,500	44,190
Restricted Stock	2,500	73,650
Annual Stock Incentive Award(2)			4,803	141,496
Performance Shares(3)			11,134	328,008
Milestone Performance Units(4)			9,000	299,160

Totals Gregory Tobias	4,000	117,840	24,937	768,664

1.	Time-based stock awards were granted as part of the new long-term incentive plan approved in 2014. Vesting occurs over three years with the first shares vesting March 2015.
2.	Restricted stock granted in lieu of cash for a portion of the annual incentive bonus for 2012, 2013 and 2014, which will vest in equal installments over two years beginning March 15, 2016.
3.	Performance shares consist of shares that may vest during March 2015, 2016, and 2017 based upon achievement of a rolling three-year cash flow objective that is included within our five-year business plan. The shares shown are based upon reaching target levels of performance. Included in this number are the following shares that will vest in 2015 due to the achievement of the specified cash flow objective over the 2012–2014 period:

Name	2015 Performance Share Awards that Have Vested	2016 Performance Share Awards not Vested	2017 Performance Share Awards not Vested	Total Performance Share Awards
Gregory S. Bielli	0	0	11,432	11,432
Allen E. Lyda	4,285	3,849	5,113	13,247
Joseph E. Drew	4,499	4,041	4,309	12,849
Dennis J. Atkinson	2,959	2,658	2,362	7,979
Gregory Tobias	4,285	3,849	3,000	11,134

4.	Milestone performance units consist of shares that may vest upon achievement of specific milestone objectives related to our residential development. For additional detail, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 27.
5.	The RSUs granted to Mr. Bielli will vest in equal installments over three years beginning September 16, 2014.
6.	The RSUs granted to Mr. Lyda will vest in equal installments over three years beginning on January 31, 2016.

Stock Vested in Fiscal Year 2014

The following table provides information, for the named executive officers, on the value realized and the number of shares acquired upon the vesting of stock awards, as well as the value realized before payment of any applicable withholding tax and broker commissions.

OPTION EXERCISES AND STOCK VESTED

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory S. Bielli
Time-based Restricted Stock Grants	10,000	$282,100

Total Gregory S. Bielli	10,000	$282,100
Allen E. Lyda:
Annual Incentive Grants	3,826	$130,849
Performance Share Grants(1)	6,204	212,177

Total Allen E. Lyda	10,030	$343,026
Joseph E. Drew:
Annual Incentive Grants	3,355	$114,741
Performance Share Grants(1)	6,515	222,813

Total Joseph Drew	9,870	$337,554
Dennis J. Atkinson:
Stock Options
Annual Incentive Grants	2,837	$97,025
Performance Share Grants(1)	4,286	146,581

Total Dennis Atkinson	7,123	$243,607
Gregory Tobias:
Restricted Stock Grants	2,500	$75,775
Annual Incentive Grant	2,171	74,248

Total Gregory Tobias	4,671	$150,023

1.	The performance share grants that vested during 2014 were originally granted in 2011 as a part of the annual rolling three-year performance grant that is tied to the achievement of specified cash management objectives. For additional detail, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 27.

Pension Benefits in Fiscal Year 2014

The Company’s pension plan is a tax-qualified retirement program that covers eligible employees of the Company. Effective January 31, 2007, the pension plan was frozen so that anyone hired on or after February 1, 2007, is not allowed to participate in the plan. An employee is eligible for normal retirement benefits on the first day of the month coinciding with or next following the employee’s Social Security retirement date. The amount of annual benefit, payable monthly, is based upon an employee’s average monthly compensation, which is based upon the employee’s highest five consecutive calendar years of compensation out of the employee’s final ten years of compensation. The amount of the annual benefit payable monthly is 1.45% of the average monthly compensation, offset by .65% of the final average compensation not in excess of one-twelfth of covered compensation, multiplied by total years of service (up to a maximum of 25 years); or the sum of the accrued benefit as of December 31, 1988 and the benefit as calculated above with total years of service, reduced by the years of service prior to January 1, 1989.

The named executive officers’ annual earnings taken into account under this formula include base salary and any annual cash or stock incentive payments, if any, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($260,000 for 2014).

Pension benefits fully vest after the completion of five years of service. Prior to that time, the benefit is not vested.

The supplemental executive retirement plan, or SERP, was established for the named executive officers to replace any pension benefit the named executive officers might lose due to the IRS-prescribed limit applicable to tax-qualified plans. The SERP benefit is calculated based on the same formula as the defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory S. Bielli	None			—
Allen E. Lyda	Defined Benefit Plan	25	658,145	—
	Supplemental Executive Retirement Plan	25	533,328	—
Joe Drew	Defined Benefit Plan	14	520,077	—
	Supplemental Executive Retirement Plan	14	249,053	—
Dennis Atkinson	Defined Benefit Plan	25	958,055	—
	Supplemental Executive Retirement Plan	25	113,915	—
Greg Tobias	None			—

1.	The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year. See Note 15, Retirement Plans, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for the valuation method and these assumptions.

Fiscal Year 2014 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonuses, and vested restricted stock or performance units, and there are no limits on the extent of deferral permitted. The plan is available for the named executive officers and directors of the Company. Each of the named executive officers with deferred compensation has elected to defer payment until termination of employment, at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. Withdrawals are provided for in the plan for unforeseeable emergencies such as financial hardship from illness or accident, loss of property due to casualty, or other similar extraordinary circumstance arising as a result of events beyond control of the employee, each as determined by the Company. A distribution based on an unforeseeable emergency is made only with the consent of the Company.

The decision by each named executive officer to defer future compensation and the distribution date of any deferral is determined at the end of each fiscal year for awards that may be received in the coming year. The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any named executive officer or director. Earnings from any cash contributed or stock that is converted to cash by a named executive officer or director are based upon the market return of the investment in which such officer or director directed his or her contribution. All holdings in the nonqualified deferred compensation plan are in the form of Company stock. No shares have been converted to cash within the plan.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1) ($)
Gregory S. Bielli	—	—	—	—
Allen E. Lyda	—	(74,423)	—	300,345
Joe Drew	—	(74,423)	—	300,345
Dennis Atkinson	—	(21,520)	—	86,848
Greg Tobias	—	—	—	—

1.	All amounts reported in the aggregate balance at last fiscal year end previously were reported as compensation to the named executive officer in the Summary Compensation Table for previous years.
2.	Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2014. This factor is used because all investments within the nonqualified deferred compensation plan are held in Company stock.

Fiscal Year 2014 Potential Payments Upon Termination or Change in Control

The Company has entered into an agreement with each of the named executive officers that provides for specified benefits upon a change of control. A change in control is deemed to have occurred if (i) there is an acquisition by any person or group (excluding current ownership) of 20% or more of the outstanding shares of the Company; (ii) the Company sells all or substantially all of its assets; or (iii) the Company merges or consolidates with another entity.

Benefits are payable to a named executive officer as a result of termination of employment in connection with a change in control if the named executive officer is terminated without cause during the two years after the occurrence of a change in control or the named executive officer is terminated prior to a change in control at the request of a third party who has taken steps to effect a change in control. The named executive officer will also receive benefits if he or she voluntarily terminates employment after a change in control if the named executive officer has been assigned substantial reductions in duties and responsibilities, received a reduction in base salary, or had an annual bonus opportunity eliminated or significantly reduced (i.e., a resignation for good reason). A named executive officer’s employment shall be deemed to have been terminated for cause if employment is terminated as a result of failure to perform his or her duties, willful misconduct or breach of fiduciary duty, fraud, or wrongful disclosure of confidential information.

Change in control benefits include a continuation of base salary for a period of 36 months for the Chief Executive Officer and 30 months for the other named executive officers, and a lump sum payment of two and one-half times the named executive officer’s average bonus for the previous three years. The named executive officers are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each named executive officer also has the right for a three-month period to continue use of any perquisites he or she may have had prior to the change in control. Generally, all unvested performance unit awards will vest at target achievement levels upon a change in control whether or not the named executive officer is terminated. During the period of time described above during which benefits are to be received in connection with a change in control, the named executive officer must agree not to solicit any employees of the Company or disclose any confidential information related to the Company.

		Before Change in Control(3)	After Change in Control(1)
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Change in Control No Termination ($)
Gregory S. Bielli	Salary Continuation		1,425,000
	Bonus – Target		950,000
	Health Insurance		46,800
	Other Compensation(2)		57,106
	Equity Compensation		2,537,390	2,537,390

	Total Value		5,016,296	2,537,390
Allen E. Lyda(3)	Salary Continuation	566,500	708,125
	Bonus – Target	356,728	424,875
	Health Insurance	31,200	39,000
	Other Compensation(2)	145,324	145,324
	Equity Compensation	213,762	1,655,475	1,655,475

	Total Value	1,313,514	2,972,799	1,655,475
Joe Drew	Salary Continuation		625,000
	Bonus – Target		437,500
	Health Insurance		39,000
	Other Compensation(2)		72,353
	Equity Compensation		898,677	898,677

	Total Value		2,072,530	898,677
Dennis Atkinson	Salary Continuation		490,668
	Bonus – Target		294,401
	Health Insurance		39,000
	Other Compensation(2)		88,114
	Equity Compensation		559,858	559,858

	Total Value		1,472,040	559,858
Gregory Tobias	Salary Continuation		623,280
	Bonus – Target		373,968
	Health Insurance		39,000
	Other Compensation(2)		26,517
	Equity Compensation		852,484	852,484

	Total Value		1,915,249	852,484

1.	Restricted stock and performance units vest upon a change in control. For purposes of this table, it is assumed all non-vested performance units and milestone units vest immediately at the target level. The value for vesting of performance unit awards and milestone performance awards is the closing market price on the last business day of 2014 ($29.46).

2.	“Other Compensation” consists of accrued and unused vacation and personal paid leave at the time of termination and, if the named executive officer has the right to use a Company vehicle prior to termination, the continuation of that benefit for a three-month period.
3.	If Mr. Lyda is involuntarily terminated by the Company without cause or voluntarily terminates employment for good reason within two years of the hiring of a new Chief Executive Officer, Mr. Lyda will receive an amount equal to two times the annual base salary; an amount equal to two times an average annual bonus over the last three years; continuation of medical benefits for a two-year period; any stock grants that vest at time of separation; and, for a twelve-month period after separation, any stock grants that would have vested if Mr. Lyda were still employed. Termination two or more years after the hiring of a new Chief Executive Officer reduces the above cash amounts to one times annual salary; one times the average annual bonus; and any stock grants that vest at time of separation.

Director Compensation in Fiscal Year 2013

In 2014, non-employee directors received 1,000 shares of stock and an annual retainer of $60,000 payable quarterly in the form of common stock in arrears, based on the closing price of the Company’s common shares at each quarter end. In addition, the Chairman of the Board received an annual retainer of $25,000 payable in common stock, and the Chairman of each of the Audit, Compensation, and Real Estate Committees received an annual retainer of $15,000 payable in common stock. Directors affiliated with a person or entity owning 10% or more of the Company’s total shares outstanding could elect to receive their entire annual retainer in cash. Directors are not paid any fees for board or committee meeting attendance. During 2012, the Compensation Committee approved stock retention guidelines for non-employee directors; the target retention value is five times the value of annual director retainer.

Name	Fees Earned or Paid in Cash ($)	(1) Stock Awards ($)	Total($)
Robert Alter	—	27,150	27,150
Steven Betts	—	27,150	27,150
John Goolsby	—	105,880	105,880
Anthony Leggio	—	90,880	90,880
Norman Metcalfe	—	105,880	105,880
George G. C. Parker(2)	—	105,880	105,880
Kent G. Snyder(2)	—	105,880	105,880
Geoffrey L. Stack	—	105,880	105,880
Robert Stine	—	90,880	90,880
Daniel R. Tisch	—	90,880	90,880
Fred Tuomi	—	27,150	27,150
Michael H. Winer	90,880	—	90,880

1.	The amounts reported reflect the grant date fair value of stock awards granted in 2014 to each director. Please see Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for additional information regarding the valuation of stock awards. The number of stock awards granted each year is determined on a quarterly basis by dividing one-fourth of the annual retainer by the closing stock price at the end of each quarter. At the end of 2014 there were no unvested outstanding equity awards for our Directors.
2.	Mr. Parker and Mr. Snyder retired as Directors on December 31, 2014.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stock ownership of stockholders known to the Company to be the beneficial owners of more than 5% of the shares of the Company’s Common Stock outstanding as of March 25, 2015. The table also provides the stock ownership as of the same date of all directors, each executive officer named in the above Summary Compensation Table (the “named executive officers”), and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	2,741,264	(3)	12.47%
TowerView LLC 500 Park Avenue New York, NY 10022	2,984,046	(4)	13.58%
The London Company 1801 Bayberry Court, Suite 301 Richmond, Virginia 23226	2,251,453	(5)	10.24%
Royce & Associates LLC 745 Fifth Avenue New York, NY 10151	1,724,091	(6)	7.84%

Directors
Robert A. Alter	4,930	(8)	below 1%
Steven A. Betts	930	(8)	below 1%
Gregory S. Bielli	5,321	(9)	below 1%
John L. Goolsby	26,646	(7)	below 1%
Anthony Leggio	7,252	(8)	below 1%
Norman J. Metcalfe	38,659	(8)	below 1%
Geoffrey L. Stack	37,979	(9)	below 1%
Robert A. Stine	73,725	(10)	below 1%
Daniel R. Tisch	3,830,979	(4)	17.43%
Frederick C. Tuomi	5,930	(8)	below 1%
Michael H. Winer	2,741,264	(3)	12.47%

Executive Officers
Dennis J. Atkinson	45,466	(9)	below 1%
Allen E. Lyda	93,075	(9)	below 1%
Hugh F. McMahon, IV	147	(8)	below 1%
Joseph E. Rentfro	0	(11)	below 1%
Gregory Tobias	5,271	(8)	below 1%
All executive officers and directors as a group (16 persons)	6,917,574		31.48%

(1)

In each case, the named stockholder in the above table has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column, shares of vested and unvested restricted stock granted to a beneficial owner and warrants granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days of March 25, 2015, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(2)	For purposes of computing the “Percent of Class” column, any share which such person does not currently own but has the right to acquire within 60 days of March 25, 2015 are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Restricted stock is deemed outstanding, irrespective of vesting. Also included are restricted stock units that could possibly vest within 60 days of March 25, 2015, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(3)	A Schedule 13G/A filed on March 24, 2014 by Third Avenue Management LLC (“TAM”) with the SEC pursuant to the Exchange Act indicates that TAM beneficially owns 2,741,264 shares, which include 372,079 warrants that may be exercised within 60 days. The Schedule 13G/A states that AIC Corporate Fund Inc. holds 11,282 common shares and 2,729 currently exercisable warrants, equating to 14, 011 total shares. Transamerica Third Avenue Value Portfolio holds 86,299 common shares and 12,747 currently exercisable warrants, equating to 99,046 total shares. Third Avenue Real Estate Value Fund holds 941,627 common shares and 139,089 currently exercisable warrants, equating to 1,080,716 total shares. Third Avenue Real Estate Value Fund UCITS holds 4,825 common shares and 767 currently exercisable warrants, equating to 5,592 total shares. Third Avenue Value Fund holds 1,221,894 common shares and 200,255 currently exercisable warrants, equating to 1,422,149 total shares. Third Avenue Value Fund UCITS holds 19,329 common shares and 2,855 currently exercisable warrants, equating to 22,184 total shares. Third Avenue Value Portfolio of the Third Avenue Variable Series Trust holds 67,588 common shares and 11,223 currently exercisable warrants, equating to 78,811 total shares. Various separately managed accounts for whom TAM acts as investment advisor hold 16,341 common shares and 2,414 currently exercisable warrants, equating to 18,755 total shares. Mr. Winer is a principal and portfolio manager of Third Avenue Management LLC, which has dispositional authority and voting authority over all these shares. Mr. Winer disclaims beneficial ownership of the shares owned by said entities for all other purposes.
(4)	TowerView LLC has sole voting power and investment power over the 2,984,046 shares of common stock shown. TowerView’s shares consist of 2,600,000 shares and 384,046 warrants. Mr. Tisch has dispositional and voting authority over all shares owned by TowerView LLC. Mr. Tisch also has dispositional and voting authority over 822,565 shares owned by DT Four Partners and 24,368 shares owned directly. DT Four Partners’ ownership consists of 717,172 shares of stock and 105,393 warrants. Mr. Tisch’s individual ownership consists of 23,957 shares of stock and 411 warrants.
(5)	A Schedule 13G/A filed on February 13, 2015 by The London Company with the SEC pursuant to the Exchange Act indicates that The London Company beneficially owns 1,924,456 shares. Based on our records, The London Company additionally owns 326,997 warrants that may be exercised within 60 days for a total of 2,251,453 shares. The Schedule 13G/A also indicates that all of the shares beneficially owned by The London Company are owned by various investment advisory clients of The London Company, which is deemed to be a beneficial owner of those shares due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares.
(6)	A Schedule 13G filed on January 28, 2015 by Royce & Associates LLC (“RA”) with the SEC pursuant to the Exchange Act indicates that RA beneficially owns 1,614,384 shares. RA additionally owns 109,707 warrants that may be exercised for a total of 1,724,091 shares. The Schedule 13G states that RA has sole power to dispose to direct the disposition of 1,724,091 shares.
(7)	The shares owned by Mr. Goolsby include 23,916 shares and 2,730 warrants that are held in his personal investment accounts. The shares owned by Mr. Goolsby in his personal investment account are held by a family trust, in which Mr. Goolsby and his spouse share voting and investment power.
(8)

The shares owned by Mr. Leggio include 6,878 shares of stock and 374 warrants that are held in his personal investment accounts. The shares owned by Mr. Metcalfe include 15,517 shares in his personal investment accounts, 19,233 restricted stock units that could possibly vest within 60 days of March 25, 2015, and 3,909 warrants. The shares owned by Mr. Tobias include 5,000 in his personal investment accounts and 271 warrants. The shares owned by Mr. Alter include 4,000 shares of stock in his personal investment accounts and 930 restricted stock units that could vest within 60 days of March 25, 2015. The shares owned by Mr. Betts include 625 shares of stock in his personal investment accounts and 305 restricted stock units that could vest within 60 days of March 25, 2015. The shares owed by Mr. Tuomi include 5,000 shares of stock in his personal investments accounts and 930 restricted stock units that could vest within 60 days of March 25, 2015. The 147 shares owned by Mr. McMahon are held in his personal investment account.
(9)	The shares owned by Mr. Stack include 14,783 shares in his personal investment accounts, 19,009 restricted stock units that could possibly vest within 60 days of March 25, 2015, and 4,187 warrants. The shares owned by Mr. Atkinson include 39,251 shares in his personal investment accounts, 2,948 shares of restricted stock that could possibly vest within 60 days of March 25, 2015, and 3,267 warrants. The shares owned by Mr. Lyda include 76,259 shares in his personal investment accounts, 10,195 restricted stock units that could possibly vest within 60 days of March 25, 2015, and 6,621 warrants. The shares owned by each of Messrs. Stack, Bielli, Lyda and Atkinson in their personal investment accounts are held as community property concerning which the named person and their respective spouses share voting and investment power.
(10)	The shares owned by Mr. Stine include 69,837 shares of stock and 3,888 warrants that are held in his personal investment accounts. Some of these shares are held by a family trust and the remainder are held as community property. In each case he and his spouse share voting and investment power. Mr. Bielli owns 5,321 shares in his personal investment accounts. Some of these shares are held by a family trust and the remainder are held as community property. In each case he and his spouse share voting and investment power.
(11)	Mr. Rentfro joined the Company on February 27, 2015 and as of March 25, 2015 he owned no shares of stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board has furnished the following report:

The Audit Committee reviewed Tejon Ranch Co.’s (the “Company’s”) financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Anthony L. Leggio (Chairman), John L. Goolsby, Geoffrey L. Stack,

Frederick C. Tuomi, and Norman J. Metcalfe

Members of the Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, to file reports of ownership and changes in beneficial ownership of the Company’s Common Stock on Form 3, Form 4, and Form 5, as appropriate, with the SEC and to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely on the review of copies of such reports and amendments thereto and other information furnished to the Company, the Company believes that, during 2014, all officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock complied in a timely manner with all filing requirements with the exception of one late filing of a Form 4 related to a sale of securities by Mr. Drew on December 23, 2014. The filing was made on January 5, 2015.

Related Person Transactions

The Board follows certain written policies and procedures developed for the review and approval of all transactions with related persons, pursuant to which the Board reviews the material facts of, and either approves or disapproves of, the Company’s entry into any transaction, arrangement or relationship or any series thereof in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity).

The Board reviews all relationships and transactions in which both the Company and any related person are participants to determine whether such related persons have a direct or indirect material interest in such transaction. A “related person” is any executive officer, director or director nominee of the Company, or any beneficial owner of more than five percent of the Company’s Common Stock, or any immediate family member of any of the foregoing. The Company discloses transactions in its proxy statements with related persons in accordance with Item 404 of Regulation S-K.

In the course of the Board’s review and approval or ratification of a related party transaction, the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting that considers the transactions. There have been no related party transactions since the beginning of 2014.

Financial Information

Both the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) as filed with the SEC accompany this Proxy Statement. Both reports may be obtained without charge by calling (661) 248-3000, or by written request to the Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Tejon Ranch, California 93243.

Notice of Internet Availability

You can now access the 2014 Annual Report to Stockholders, the 2014 Annual Report on Form 10-K, and the Proxy Statement for the 2015 Annual Meeting via the Internet at the following address: http://materials.proxyvote.com/879080.

The enclosed information has been provided to you to enable you to cast your vote in one of three convenient ways: (1) via the Internet, (2) by telephone, or (3) by returning it in the enclosed postage-paid envelope. Whichever method you choose, you are encouraged to vote.

You can also eliminate the mailing of this information in the future by electing to receive this data through the internet and by an email directing you to vote electronically. This election can be made as you vote your proxy via the Internet by providing your email address when prompted.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, Attention: Corporate Secretary, or via the “Contact” link on the Company’s website, www.tejonranch.com. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder Proposals for 2016 Annual Meeting

Stockholder proposals to be presented at the 2016 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 2, 2015 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals must be submitted in writing to the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement.

In addition, the Company’s Certificate of Incorporation requires that the Company be given advance written notice of stockholder nominations for election to the Company’s Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Such nomination or other proposal will be considered at the 2016 Annual Meeting only if it is delivered to or mailed and received at the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the tenth (10th) day following the day on which the Notice of Annual Meeting of Stockholders was mailed or the public disclosure was made. A stockholder’s notice to the Secretary regarding a nomination for election to the Company’s Board must set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice, (A) the stockholder’s name and address, as they appear on the Company’s books, and (B) the class and number of shares of the Company which are beneficially owned by the stockholder. A stockholder’s notice to the Secretary regarding other matters must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Stockholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and/or proxy statement mailed to you, please submit a request to our Corporate Secretary at Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243; telephone 661-248-3000, and we will promptly send you what you have requested. You can also contact our Corporate Secretary if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Business

Management does not know of any matter to be acted upon at the 2015 Annual Meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Stockholders are urged to sign and return their proxies without delay.

For the Board of Directors,

        NORMAN J. METCALFE, Chairman of the Board

        ALLEN E. LYDA, Chief Financial Officer, Assistant Secretary

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors, and reports its findings to the Board of Directors. Based upon the report and the directors’ consideration, the Board of Directors determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is “material” if, in the judgment of the Board of Directors, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for audit committees and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and a Compensation Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for compensation committees. The following specific standards are utilized in determining whether a director shall be deemed independent:

•	the director is not, and in the past three years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries (collectively, “Tejon”);

•	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Tejon;

•	neither the director nor a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed by Tejon’s present or former (within three years) internal or external auditor;

•	neither the director nor a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon’s present executives serve on that company’s compensation committee;

•	neither the director nor a member of the director’s immediate family receives or has received more than $120,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

•	(a) the director is not a current partner or employee of a firm that is Tejon’s internal or external auditor; (b) the director does not have an immediate family member who is a current partner of such a firm; (c) the director does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on Tejon’s audit within that time;

•	the director is not, nor are any of the director’s immediately family members, currently an executive officer of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person’s home.

A-1

TEJON RANCH CO.
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 5, 2015
Vote by Internet
Go to www.investorvote.com/trc
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
1234 5678 9012 345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
Election of Directors:
- Anthony L. Leggio
- Michael H. Winer
For Withhold
02—Geoffrey L. Stack
For Withhold
03—Frederick C. Tuomi
For Withhold
Ratification of Ernst & Young LLP, as the Company’s independent registered public accounting firm for fiscal year 2015.
To transact such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
Advisory vote to approve named executive officers compensation.
For Against Abstain
B Non-Voting Items
Change of Address — Please print new address below.
Comments — Please print your comments below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
021C3B
C 1234567890 J N T
43B V 2336621
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — TEJON RANCH CO.
Annual Meeting of Stockholders – May 6, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Norman J. Metcalfe and Gregory S. Bielli, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tejon Ranch Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 6, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the 2015 Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other matters properly come before the 2015 Annual Meeting, the persons named in this proxy will vote on such matters in their discretion.
(Continued and to be marked, dated and signed, on the other side)

TEJON RANCH CO.
IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:
01—Anthony L. Leggio
04—Michael H. Winer
For Withhold
02—Geoffrey L. Stack
For Withhold
03—Frederick C. Tuomi
For Withhold
+
2. Ratification of Ernst & Young LLP, as the Company’s independent registered public accounting firm for fiscal year 2015.
4. To transact such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
3. Advisory vote to approve named executive officers compensation.
For Against Abstain
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
021C4B
1UPX 2336622
+

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — TEJON RANCH CO.
Annual Meeting of Stockholders – May 6, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Norman J. Metcalfe and Gregory S. Bielli, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tejon Ranch Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 6, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the 2015 Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other matters properly come before the 2015 Annual Meeting, the persons named in this proxy will vote on such matters in their discretion.
(Continued and to be marked, dated and signed, on the other side)